UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Terra Industries Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY — SUBJECT TO COMPLETION

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340
[      ], 2009
To Our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Terra Industries Inc. to be held at [     ] on [     ], 2009, at [     ].
The accompanying notice of our 2009 Annual Meeting of Stockholders and Proxy Statement describe the matters to be considered and voted upon at the annual meeting. In conjunction with the annual meeting, we will also report on Terra and its business, and you will have an opportunity to discuss matters of interest concerning Terra.
As you may already be aware, on February 23, 2009, CF Industries Holdings, Inc., through its wholly owned subsidiary, Composite Acquisition Corporation, commenced an unsolicited exchange offer to acquire all outstanding common shares of Terra at a fixed exchange ratio of 0.4235 common shares of CF for each common share of Terra (the “Offer”). On March 9, 2009, CF sent a letter to the Board reaffirming CF’s intent to pursue a business combination with Terra and stating that CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $27.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share (the “March 9 Proposal”). On March 23, 2009, CF sent another letter to the Board stating that CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $30.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share, the same collar as the March 9 Proposal (the “March 23 Proposal”, and together with the Offer and the March 9 Proposal, “CF’s Proposals”). In an attempt to advance CF’s proposal for a business combination with Terra, on February 3, 2009, CF Composite, Inc., a wholly owned subsidiary of CF, notified us that it intends to nominate and, together with CF and certain other participants, solicit proxies for an opposition slate of three nominees for election as directors at the annual meeting.
After careful consideration of the terms of CF’s Proposals in consultation with Terra’s financial and legal advisors, the Board unanimously concluded that CF’s Proposals run counter to Terra’s strategic objectives, substantially undervalue Terra both absolutely and relative to CF and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis.
As we have previously communicated to you, our Board of Directors and management remain committed to enhancing stockholder value by continuing to execute our strategic plan, which we believe will deliver significantly more value to stockholders than CF’s Proposals. The initiation by CF of a costly and disruptive proxy contest interferes with the execution of our strategic plan and our realization of this goal. Any support for CF Composite’s nominees would be an endorsement of CF’s Proposals, which are not in the best interests of Terra and its stockholders. Please read the section of the accompanying Proxy Statement entitled “CF’s Proposals” for more information on CF’s Proposals and the reasons for the Board’s recommendation.

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The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees named on the enclosed WHITE proxy card. The Board of Directors urges you NOT to vote or submit any blue proxy card sent to you by CF or any of its affiliates.
We hope all our stockholders will be able to attend the annual meeting. It is important that you be represented, whether or not you plan to attend the annual meeting personally. Please promptly complete, sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided to ensure that your vote will be received and counted. In the alternative, you may vote your WHITE proxy card by telephone or via the Internet as described in more detail in the section of the accompanying Proxy Statement entitled “How To Vote; Submitting Your Proxy; Revoking Your Proxy”.
Your vote is very important to us. If you have questions or require any assistance with voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.
On behalf of the Board of Directors and management, thank you for your support during 2008. We look forward to seeing you at the meeting.

Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman

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Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340
Notice of 2009 Annual Meeting of Stockholders
To the Stockholders:
The annual meeting of the stockholders of Terra Industries Inc. (“Terra”) will be held at [     ], on [     ], 2009 at [     ] in order to:
a.	elect three Class II directors to serve until the 2012 annual meeting of stockholders, and until their successors are elected and qualified;

b.	consider and act upon a proposal to ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as Terra’s independent registered public accounting firm for 2009; and

c.	transact such other business as may properly come before the annual meeting.
The above matters are described in the Proxy Statement accompanying this Notice. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) vote by telephone, (b) vote via the Internet or (c) complete, sign, date and return your WHITE proxy card in the postage-paid envelope provided. Voting instructions are described in more detail in the section of the accompanying Proxy Statement entitled “How To Vote; Submitting Your Proxy; Revoking Your Proxy.”
We also urge you NOT to vote or submit any blue proxy card sent to you by CF Industries Holdings, Inc. or any of its affiliates. You can revoke any such proxy card you may have previously submitted in accordance with the instructions set forth under “How To Vote; Submitting Your Proxy; Revoking Your Proxy” of the accompanying Proxy Statement.
Only stockholders of record of Terra’s common shares at the close of business on [     ], 2009 are entitled to notice of, and to vote at, the annual meeting.

John W. Huey
Vice President, General Counsel
and Corporate Secretary
[     ], 2009

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About the Annual Meeting
General
The annual meeting of the stockholders of Terra Industries Inc. (“Terra” or the “Company”) will be held at [     ], on [     ], 2009 at [     ].
The mailing address of Terra’s principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This Proxy Statement and the accompanying WHITE proxy card are first being sent or given to stockholders on or about [     ], 2009.
Terra’s Board of Directors (the “Board of Directors” or “Board”), through this Proxy Statement and the accompanying WHITE proxy card, is soliciting your vote on matters being submitted for stockholder approval at the annual meeting. At the meeting, stockholders will vote on the election of three Class II directors, the ratification of Deloitte & Touche LLP as Terra’s independent registered public accountants for 2009 and such other business as may properly come before the annual meeting.
As you may already be aware, on February 23, 2009, CF Industries Holdings, Inc. (“CF”), through its wholly owned subsidiary, Composite Acquisition Corporation, commenced an unsolicited exchange offer to acquire all outstanding common shares of Terra at a fixed exchange ratio of 0.4235 common shares of CF for each common share of Terra (the “Offer”). On March 9, 2009, CF sent a letter to the Board reaffirming CF’s intent to pursue a business combination with Terra and stating that CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $27.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share (the “March 9 Proposal”). On March 23, 2009, CF sent another letter to the Board stating that CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $30.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share, the same collar as the March 9 Proposal (the “March 23 Proposal”, and together with the Offer and the March 9 Proposal, “CF’s Proposals”). In an attempt to advance CF’s proposal for a business combination with Terra, on February 3, 2009, CF Composite, Inc. (“CF Composite”), a wholly owned subsidiary of CF, notified us that it intends to nominate and, together with CF and certain other participants, solicit proxies for an opposition slate of three nominees for election as directors at the annual meeting.
After careful consideration of the terms of CF’s Proposals in consultation with Terra’s financial and legal advisors, the Board unanimously concluded that CF’s Proposals run counter to Terra’s strategic objectives, substantially undervalue Terra both absolutely and relative to CF and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis.
As we have previously communicated to you, our Board of Directors and management remain committed to enhancing stockholder value by continuing to execute our strategic plan, which we believe will deliver significantly more value to stockholders than CF’s Proposals. The initiation by CF of a costly and disruptive proxy contest interferes with the execution of our strategic plan and our realization of this goal. Any support for CF Composite’s nominees would be an endorsement of CF’s Proposals, which are not in the best interests of Terra and its stockholders. Please read the section of the accompanying Proxy Statement entitled “CF’s Proposals” for more information on CF’s Proposals and the reasons for the Board’s recommendation.
The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees named on the WHITE proxy card accompanying this Proxy Statement. Please read “How To Vote; Submitting Your Proxy; Revoking Your Proxy” for more information on how to vote or revoke your proxy.
Nominations by CF, CF Composite, their respective affiliates and certain other related persons (collectively, the “CF Group”) have NOT been endorsed by Terra’s Board of Directors.
We urge you NOT to sign or return any blue proxy card that you may receive from the CF Group. The Company is not responsible for the accuracy of any information provided by or relating to the CF

Group contained in any proxy solicitation materials filed or disseminated by the CF Group or any other statements that they may otherwise make.
The Board of Directors is not aware at this date of any matter proposed to be presented at the annual meeting other than the election of directors and the ratification of the Audit Committee’s selection of independent registered public accountants. The persons named on the accompanying WHITE proxy card will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment.
Securities Entitled To Vote
The only securities eligible to be voted at the annual meeting are Terra’s common shares. Only holders of common shares at the close of business on the record date, [     ], 2009, are entitled to vote. Each common share represents one vote, and all shares vote together as a single class. There were [     ] common shares issued and outstanding on [     ], 2009.
Quorum; Vote Required
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Stockholders are entitled to one (1) vote per share.
A majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except as otherwise provided by law or by Terra’s charter, and except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.
In the election for directors, every stockholder has the right to vote each share of stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. To be elected, a director-nominee must receive a plurality of the votes cast at the meeting. Because CF Composite has indicated that it will nominate three candidates for election to the Board of Directors, the Company expects that the number of nominees for election as directors at the annual meeting will exceed the number of directors to be elected at the annual meeting. This means that the three nominees standing in the election who receive the greatest number of votes cast at the annual meeting will be elected as directors. Only votes cast FOR a nominee will be counted. Common shares of stockholders abstaining from voting but otherwise present at the meeting in person or by proxy (“abstentions”), votes withheld and broker non-votes will not be counted as votes cast for such purpose and therefore will have no effect on the results of the election.
The proposal to ratify the Audit Committee’s selection of independent registered public accountants must receive a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote.
How To Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the annual meeting or by submitting a completed proxy. By submitting a proxy, you are legally authorizing another person to vote your shares. The enclosed WHITE proxy card designates Henry R. Slack, Michael L. Bennett and Daniel D. Greenwell to vote your shares in accordance with the voting instructions you indicate on your WHITE proxy card.

If you submit your executed WHITE proxy card designating Messrs. Slack, Bennett and Greenwell as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board of Directors’ recommendations, which are described in this Proxy Statement. In addition, if any other matters are properly brought up at the annual meeting (other than the proposals contained in this Proxy Statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the annual meeting other than the proposals contained in this Proxy Statement.
We urge you to vote by doing one of the following:
•	Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your WHITE proxy card in the postage-paid envelope provided. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your instructions, we must receive your mailed WHITE proxy card by 5:00 p.m. Eastern Time, on [ ], 2009.
•	Vote by Telephone: You can also vote your shares by calling toll free 1-888-693-8683, at any time on a touch-tone telephone and following the recorded instructions. If you submit your proxy by telephone, then you may submit your voting instructions up until 11:59 p.m. Eastern Time, on [ ], 2009. If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.
•	Vote by Internet: You can vote your shares via the Internet by going to www.cesvote.com and following the steps outlined on the secure Web site. If you submit your proxy via the Internet, then you may submit your voting instructions up until 11:59 p.m. Eastern Time, on [ ], 2009. If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record to determine whether you will be able to vote via the Internet.
The Board of Directors recommends that you do NOT sign or return any blue proxy card that may be sent to you by the CF Group, even as a protest. Withholding authority to vote for CF Composite’s nominees on a blue proxy card that the CF Group may send you is not the same as voting FOR the Board of Directors’ nominees.
Your proxy is revocable. If you are a stockholder of record, after you have submitted your WHITE proxy card, you may revoke it by mail before the annual meeting by sending a written notice to Terra’s Vice President, General Counsel and Corporate Secretary at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000. If you wish to revoke your submitted WHITE proxy card and submit new voting instructions by mail, then you must sign, date and mail a new WHITE proxy card with your new voting instructions, which we must receive by 5:00 p.m. Eastern Time, on [     ], 2009. If you are a stockholder of record and you voted your WHITE proxy card by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m. Eastern Time, on [     ], 2009. You also may revoke your WHITE proxy card by

attending the annual meeting and voting your shares in person. Attending the annual meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.
The Board of Directors urges you NOT to sign or return any blue proxy card that may be sent to you by the CF Group. If you have previously submitted a blue proxy card that may have been sent to you by the CF Group, you may change any vote you may have cast in favor of CF Composite’s nominees and vote in favor of the Board of Directors’ nominees by following the instructions on the WHITE proxy card to vote by telephone or via the Internet, or by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided, or by attending the annual meeting and voting your shares in person.
Your vote is very important to the Company. If you do not plan to attend the annual meeting, we encourage you to read this Proxy Statement and submit your completed WHITE proxy card prior to the annual meeting in accordance with the above instructions so that your shares will be represented and voted in accordance with your instructions. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of the close of business on [     ], 2009, or if you hold a valid proxy for the annual meeting.
If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in the Company’s register of stockholders. Your nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your nominee, the nominee will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If the CF Group solicits proxies to elect CF’s nominees to the Board of Directors at the annual meeting, then the election of directors will be a “non-discretionary” item for any nominee holding shares on your behalf. As a result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your nominee will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the Board of Directors’ or the CF Group’s nominees. In order for you to attend the annual meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee, as well as proper photo identification. Note that even if you attend the annual meeting, you cannot vote the shares that are held by your nominee unless you have a proxy from your nominee. We urge you to provide instructions to your nominee so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided on the enclosed WHITE proxy card and returning the WHITE proxy card to your nominee to ensure that your shares will be voted on your behalf.
If you have questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. at:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: terraproxy@mackenziepartners.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
The Proxy Statement and the 2008 Annual Report to Stockholders are available on the Company’s Web site at http://www.terraindustries.com/Investors/Terra-Industries-(TRA)/Fact-Sheet.aspx.
Information on how to obtain directions to be able to attend the meeting and vote in person are available by contacting Kim Mathers, Communications Manager of Terra, at (712) 233-6411 or MacKenzie Partners, Inc., toll-free at (800) 322-2885.
—or—
You may write to us at:
Terra Industries Inc.
Investor Relations
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
The Company makes available, free of charge on its Web site, this Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). These documents are posted on the Web site at www.terraindustries.com. Select the “Investors” link, followed by “Terra Industries (TRA)”, and choose “SEC Filings”.

CF’s Proposals
Background of CF’s Proposals and the Solicitation
     On the evening of January 15, 2009, while in attendance at a fertilizer industry function, Mr. Michael L. Bennett, President and Chief Executive Officer of Terra, was approached by Mr. Stephen R. Wilson, President and Chief Executive Officer of CF. During their conversation, Mr. Wilson delivered a letter to Mr. Bennett proposing a business combination between Terra and CF, whereby CF would acquire all outstanding Terra common shares at a fixed exchange ratio of 0.4235 CF common shares for each Terra common share. Mr. Wilson also noted that CF would make public the contents of the letter that evening.
     On the same evening, Mr. Bennett notified Terra’s Board and other members of senior management of CF’s unsolicited public proposal.
     On January 16, 2009, by way of press release, Terra publicly confirmed receipt of CF’s unsolicited proposal.
     That same day, Terra’s Board met by telephone with members of senior management, as well as representatives from Cravath, Swaine & Moore LLP (“Cravath”) and Wachtell, Lipton, Rosen & Katz (“Wachtell” and together with Cravath, the “Legal Advisors”), Terra’s legal advisors, and Credit Suisse Securities (USA) LLC (“Credit Suisse” and together with the Legal Advisors, the “Advisors”), Terra’s financial advisors. During this meeting, the participants discussed CF’s proposal, the fiduciary duties of the Board members in relation to the proposal and the process for evaluating the proposal. At the conclusion of the meeting, the Board directed management and the Advisors to continue working diligently with respect to their review of CF’s proposal.
     On January 26, 2009, the Board convened a special meeting with members of senior management and representatives of the Advisors at the offices of Cravath. Also in attendance was Mr. William R. Loomis, Jr., the former Chairman of the Board, who had been engaged by the Board as a consultant in connection with CF’s unsolicited proposal. At this meeting, management and the Advisors presented to the Board an overview of CF’s proposal and the Legal Advisors provided a review of the fiduciary duties of a board of directors upon receipt of an unsolicited proposal, such as the one received from CF, and reviewed with the Board certain actions that Terra was permitted to take pursuant to Terra’s charter and bylaws and applicable law. The Board carefully considered the full range of strategic, industrial, financial and legal aspects of CF’s proposal and the nature and timing of the proposal. After a lengthy discussion, the Board unanimously concluded that such proposal did not present a compelling case for creation of additional value for stockholders of either Terra or CF, and that such proposal substantially undervalued Terra on an absolute basis and relative to CF. Accordingly, the Board unanimously determined to reject CF’s proposal. On the morning of January 28, 2009, Messrs. Bennett and Slack sent a letter to Mr. Wilson providing CF with Terra’s response to CF’s proposal. Terra also issued and press release disclosing this letter.

     Later that day, CF issued a press release reiterating its proposal and announcing that it remained committed to a combination with Terra and would consider its options to that end.
     On or about February 2, 2009, Mr. Wilson telephoned Mr. Bennett to request a meeting between the two executives to discuss CF’s proposal, without providing any further details.
     On February 3, 2009, CF delivered a notice to Terra and issued a press release stating that it submitted a slate of three nominees for election to Terra’s Board at Terra’s 2009 annual meeting of stockholders and intended to commence an exchange offer for all of the outstanding Terra common shares at the same exchange ratio as disclosed in CF’s proposal of January 15, 2009.
     Later that evening, Terra issued a press release in response to CF’s press release, in which it acknowledged that CF had submitted a slate of nominees and noted that Terra’s Board is composed of eight highly qualified directors, seven of whom are independent. In addition, Terra restated the Board’s view that CF’s proposal did not present a compelling case to create additional value for the stockholders of either company, and that it substantially undervalued Terra on an absolute basis and relative to CF. In the press release, Terra noted that Terra’s Board and management remained committed to enhancing stockholder value by continuing to execute Terra’s strategic plan which the Board believes would deliver significantly more value to Terra’s stockholders than CF’s proposal. Terra also noted that many of Terra’s major stockholders had expressed to Terra their disinterest in CF’s proposal and their support of Terra’s strategy (which was based on various discussions held between Terra’s management and its key stockholders).
     On February 5, 2009, the Board convened a special meeting with the representatives of the Advisors at the offices of Cravath. Also in attendance was Mr. Loomis. During this meeting, the Board discussed in-depth various strategic alternatives that were available to Terra. The Board also considered Mr. Wilson’s request for a meeting with Mr. Bennett and decided that the two executives should meet.
     On February 9, 2009, Mr. Bennett, along with Mr. Loomis, had a meeting with Mr. Wilson and Mr. Robert Kindler of Morgan Stanley, CF’s financial advisor, in Sioux City, Iowa. During the meeting, Mr. Wilson reiterated CF’s interest in the business combination with Terra and its merits, indicated CF’s interest in having Mr. Bennett and other members of the Board join CF’s board of directors and noted CF’s desire to have Mr. Bennett serve as the Executive Vice Chairman of the combined company. Mr. Wilson further stated that the value provided in CF’s proposal was full and fair. Mr. Bennett agreed to inform the Board of the details of their meeting at Terra’s upcoming Board meeting.
     On February 17 and 18, 2009, the Board met at regularly scheduled meetings at the offices of Cravath. During the meeting on February 18, 2009, attended by the members of management, Terra’s Advisors, Mr. Loomis and the representatives of MacKenzie, the Board was apprised of the recent developments relating to CF’s proposal and discussed Terra’s ongoing strategic plan. The Board was also provided with the details of the meeting among Messrs. Bennett, Wilson, Loomis and Kindler. Following the meeting, Mr. Loomis telephoned Mr. Kindler and stated that the details of the February 9th meeting were discussed with the Board and that the Board’s position with respect to CF’s proposal had not changed since its rejection of the proposal on January 28, 2009.
     On February 18, 2009, CF filed the Notification and Report Form with the Department of Justice, Antitrust Division and the Federal Trade Commission relating to its proposed acquisition of Terra.
     On February 23, 2009, CF and Composite Acquisition Corporation commenced the exchange offer by filing a Tender Offer Statement on Schedule TO and a Registration Statement on Form S-4 with the SEC. CF also issued a press release regarding the commencement of the exchange offer.
     At the same time, Mr. Wilson sent a letter to the Board, noting that CF was commencing the Offer at the same exchange ratio as disclosed in its earlier proposal. The letter stated that CF did not see any reason to consider changing the terms of its proposal, but that CF was prepared to review any information Terra could provide that would justify a change in terms, and was prepared to keep an “open mind” in that regard. The letter also stated that CF intended to proceed with the proxy contest to replace three of Terra’s directors at the upcoming annual meeting of stockholders of Terra. In addition, the letter stated that CF would welcome having a number of Terra’s board members join the board of directors of the combined company and that it was important to CF that Mr. Bennett be one of those board members and continue to serve in a “senior executive capacity”.
     Later that same day, Terra issued a press release advising its stockholders to take no action with respect to the exchange offer.
     On February 25, 2009, Mr. Michael M. Wilson, President and Chief Executive Officer of Agrium Inc., a corporation incorporated under the Canada Business Corporations Act (“Agrium”), submitted a proposal by Agrium to the board of directors of CF to acquire all of the capital stock of CF for cash and Agrium shares at $72.00 per CF common share, or a total of $3.6 billion, based on the February 24, 2009 closing price of Agrium’s shares (the “Agrium Offer”). According to Agrium’s proposal, the Agrium Offer is conditioned upon CF’s termination of the Offer.
     On the same day, by way of press release, CF publicly confirmed receipt of Agrium’s proposal.
     On March 3, 2009, the Board met by telephone with members of senior management, representatives of the Advisors and Mr. Loomis. After a thorough review of the terms and conditions of the Offer, the Board unanimously concluded that the Offer does not present a compelling case to create additional value for the stockholders of either Terra or CF, substantially undervalues Terra on an absolute basis and relative to CF and is not in the best interests of Terra and its stockholders. Accordingly, the Board unanimously determined to recommend that Terra’s stockholders reject the Offer and not tender their Terra common shares in the Offer, and approved the filing of the Solicitation/Recommendation Statement on Schedule 14D-9.
     On the morning of March 9, 2009, Mr. Wilson sent a letter to the board of directors of Agrium rejecting the Agrium Offer.

     Also on the morning of March 9, 2009, Mr. Wilson sent a letter to the Board reaffirming CF’s intent to pursue a business combination with Terra and stating that CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $27.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share. The letter also stated that CF was prepared, as part of this proposal, to issue participating preferred stock that would trade at parity with CF Industries common shares so as to avoid the requirement under the New York Stock Exchange (the “NYSE”) rules to obtain CF stockholder approval to issue the required number of CF common shares to Terra’s stockholders.
     In addition, on March 9, 2009, CF issued a press release regarding its decision to reject the Agrium Offer and disclosing the above letter and filed an amendment to its Schedule TO.
     On the morning of March 11, 2009, the Board met by telephone with members of Terra’s senior management, Mr. Loomis and the representatives of the Advisors and MacKenzie. After careful consideration of the terms of the March 9 Proposal, the Board, with the assistance of its Advisors, unanimously concluded that CF’s proposal continues to run counter to Terra’s strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis. Later that day, Messrs. Bennett and Slack sent a letter to Mr. Wilson providing CF with Terra’s response to the March 9 Proposal. Terra also issued a press release disclosing this letter.
     On March 12, 2009, CF filed a preliminary proxy statement on Schedule 14A with the SEC with respect to its solicitation of proxies to vote in favor of the election of CF’s nominees at Terra’s 2009 annual meeting of stockholders. On the same day, CF issued a press release announcing the filing of its preliminary proxy materials.
     On March 16, 2009, Agrium commenced an exchange offer with respect to all outstanding CF common shares by filing a Tender Offer Statement on Schedule TO and a Registration Statement on Form F-4 with the SEC. Agrium also issued a press release announcing commencement of its exchange offer.
     On the same day, CF issued a press release stating that it will file with the SEC the required Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Agrium exchange offer within 10 business days.
     On March 19, 2009, CF voluntarily withdrew its Notification and Report Form previously filed with the Antitrust Division and the FTC on February 18, 2009, relating to its proposed acquisition of Terra. CF also issued a press release announcing that it would re-file the Notification and Report Form on March 23, 2009.
     On the morning of March 23, 2009, CF filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC recommending that its stockholders reject the exchange offer commenced by Agrium on March 16, 2009 with respect to outstanding CF common shares and not tender their CF common shares pursuant to the exchange offer.
     Also on the morning of March 23, 2009, Mr. Wilson sent a letter to the Board reaffirming CF’s intent to pursue a business combination with Terra and stating that CF would be prepared to enter into a negotiated merger agreement with Terra, structured as the March 9 Proposal, on the basis of an exchange ratio based on $30.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share, the same collar as CF’s March 9 Proposal.
     That day, CF issued a press release disclosing this letter, as well as a press release announcing its recommendation to CF stockholders with respect to the exchange offer commenced by Agrium for all outstanding CF common shares.
     In addition, on March 23, 2009, CF filed with the SEC a revised preliminary proxy statement on Schedule 14A with respect to its solicitation of proxies to vote in favor of the election of CF’s nominees at Terra’s 2009 annual meeting of stockholders.
     On the morning of March 24, 2009, the Board met by telephone with members of Terra’s senior management, Mr. Loomis and the representatives of the Advisors and MacKenzie. After careful consideration of the terms of CF’s March 23 Proposal, the Board, with the assistance of its Advisors, unanimously concluded that CF’s proposal continues to run counter to Terra’s strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis. Later that day, Messrs. Bennett and Slack sent a letter to Mr. Wilson providing CF with Terra’s response to the March 23 Proposal. Terra also issued a press release disclosing this letter.
     On the morning of March 27, 2009, Agrium publicly announced that it had revised its exchange offer to acquire all outstanding shares of CF by increasing the cash portion of the consideration from $31.70 to $35.00.
     On March 29, 2009, CF issued a press release announcing that its board of directors has recommended that CF’s stockholders reject Agrium’s increased offer of March 27, 2009 to acquire all outstanding shares of CF.
     On March 30, 2009, Agrium filed with the SEC amendments to its Tender Offer Statement on Schedule TO and Registration Statement on Form F-4 reflecting the terms of its increased offer to acquire all of CF’s outstanding common shares.
     On April 13, 2009, the Board adopted an amendment to Terra’s Bylaws providing that Terra’s annual meeting of stockholders will be held each calendar year on the date that is designated by the Board, consistent with a recent change in Maryland law which eliminated the necessity for companies to specify in their bylaws either a specific date or a 31-day period during which their annual meeting must be held. On April 14, 2009, Terra filed a Form 8-K announcing the amendment.
     On April 21, 2009, CF voluntarily withdrew its Notification and Report Form filed with respect to the Offer on March 23, 2009 with the FTC and Antitrust Division under the HSR Act.
     On April 24, 2009, CF announced that it had extended the Offer, which was scheduled to expire at 5:00 p.m. Eastern Time, on May 15, 2009, until 5:00 p.m. Eastern Time, on June 12, 2009, unless further extended. All other terms and conditions of the Offer remained unchanged.
     On May 4, 2009, CF re-filed its Notification and Report Form with respect to the Offer with the FTC and Antitrust Division under the HSR Act.
      On May 11, 2009, Agrium publicly announced that it had revised its exchange offer to acquire all outstanding common shares of CF by increasing the cash portion of the consideration from $35.00 to $40.00. Agrium also announced that it had extended the expiration of the Agrium Offer until 12:00 midnight, Eastern Time, on June 15, 2009.
     On May 15, 2009, CF issued a press release announcing that its board of directors rejected Agrium’s revised offer of May 11, 2009 to acquire all outstanding common shares of CF.
     On May 22, 2009, CF announced that it had extended the expiration date of the Offer, which was scheduled to expire at 5:00 p.m., Eastern Time, on June 12, 2009, until 5:00 p.m., Eastern Time, on June 26, 2009, unless further extended. All other terms and conditions of the Offer remained unchanged.
     On June 3, 2009, CF issued a press release announcing that it had received a Request for Additional Information (the “Second Request”) from the FTC in connection with its proposed business combination with Terra. The Second Request extends the waiting period under the HSR Act during which the FTC is permitted to review the transaction for up to an additional 30 days following CF’s compliance with the Second Request, unless earlier terminated.
     On the same day, Agrium reaffirmed its offer for CF and extended the expiration of the Agrium Offer until 12:00 midnight, Eastern Time, on June 22, 2009, from June 15, 2009.
     On June 19, 2009, CF announced that it had extended the expiration date of the Offer, which was scheduled to expire at 5:00 p.m., Eastern Time, on June 26, 2009, until 5:00 p.m., Eastern Time, on July 10, 2009, unless further extended. All other terms and conditions of the Offer remained unchanged.
     On June 23, 2009, Agrium announced that it had extended the expiration date of the Agrium Offer until 12:00 midnight, Eastern Time, on July 22, 2009.
Reasons for Recommendation
     After careful consideration, including a thorough review of CF’s Proposals with Terra’s financial and legal advisors, Terra’s Board of Directors unanimously determined that CF’s Proposals are not in the best interests of Terra and Terra’s stockholders. In reaching its recommendation, Terra’s Board of Directors considered, among other things, that:

•	A combination with CF runs counter to Terra’s strategic objectives which are designed to provide substantial value differentiators to Terra’s stockholders. The Board believes that the industrial logic behind CF’s Proposals is not compelling. Terra has deliberately pursued a strategy of lowering its dependence on agricultural urea and ammonia sales by, among other things, upgrading its product mix to urea ammonium nitrate solutions and industrial ammonium nitrate and increasing its sales into the industrial and environmental markets. A combination with CF would shift that focus back to agricultural urea and ammonia, which represent 70% of CF’s nitrogen sales and only 16% of Terra’s. Moreover, Terra has deliberately located its core manufacturing assets away from the U.S. Gulf Coast, where Terra believes import competition is most severe.[1] In addition, Terra’s geographic plant positions in Oklahoma and Iowa provide Terra with favorable transportation cost to its customers located in the Corn Belt as compared to its U.S. Gulf Coast competitors, and its joint venture in Trinidad provides it with access to natural gas at a cost that historically has been lower than in the United States. Of CF’s total ammonia production volumes, 73% is located on the U.S. Gulf Coast whereas 65% of Terra’s is located inland or in gas advantaged countries.

•	CF’s Proposals are opportunistic and substantially undervalue Terra on both an absolute basis and relative to CF. Terra’s Board of Directors believes that CF’s Proposals do not fully reflect the underlying fundamental value of Terra’s assets, operations and strategic plan, including its strong market position, large cash position (net of customer prepayments) at March 3, 2009, of approximately $857 million, or $8.55 per share, and future growth prospects (particularly with respect to the Company’s Environmental Technologies business). CF’s Proposals do not reflect Terra’s much greater relative contribution of nitrogen results to the combined entity, and are opportunistically timed to take advantage of Terra’s stock price being temporarily depressed relative to CF’s stock price as compared to historic average trading prices during early 2006 through early 2008.

•	CF’s projected synergies claims are aggressive and the combination is subject to substantial execution risk. Terra’s management team has led four significant acquisition integration efforts and is fully aware of the difficulty in achieving acquisition synergies. CF’s management, by contrast, does not have experience effecting business combinations like the one proposed by CF.

Terra’s management and the Board believe that CF offers no convincing basis to conclude its synergy estimates are achievable, particularly given CF’s lack of experience in acquisitions. Moreover, the Board believes CF’s claimed synergies are not sufficient to mitigate or compensate Terra’s stockholders for the integration risks that are inherent in such a transaction and are not compelling relative to the size of the combined enterprise.

•	Terra, on a stand-alone basis, will deliver greater value for its stockholders than CF’s Proposals. The Board believes that Terra’s stand-alone prospects are strong and will deliver more value to stockholders than CF’s Proposals with significantly less risk. Among the factors which the Board believes result in Terra being well positioned in the current environment include Terra’s:

•	strong balance sheet with cash reserves;

•	product mix oriented to the growth trends in upgraded products for agricultural and industrial markets;

•	Environmental Technologies business, which is uniquely positioned for revenue and margin growth;[2]

•	pure play focus on nitrogen products;

1	Terra’s belief is based on its fundamental knowledge of the nitrogen fertilizer industry, including its understanding of the primary points of entry for imported nitrogen products entering the United States (namely, the U.S. Gulf Coast region), which it has accumulated over more than forty years of operation, as well as reports of the U.S. Department of Commerce. In a report illustrating the points of entry and the amount of imports of ammonia, dry urea and UAN into the United States, as reported by the major customs districts, the U.S. Department of Commerce reported that in 2008, 4,581 metric tons of ammonia, 3,444 metric tons of dry urea and 841 metric tons of UAN entered the United States through the Gulf Coast compared to 3,513 metric tons of ammonia, 2,596 metric tons of dry urea and 1,810 metric tons of UAN, respectively, for all other U.S. points of entry.

2	Terra Environmental Technologies is a leader in nitrogen oxide abatement chemistry, the leading North American diesel exhaust fluid (“DEF”) producer and the only North American business that has specifically targeted the DEF market with other distributors (which market Terra believes will grow to approximately two million tons of urea liquor by 2014-2015), maintains a dedicated technical support staff to assist customers with application of Terra’s products and provides robust supply chain oversight for the critical automotive application of DEF. Terra’s geographic and product mix diversifications are important assets to this business.

•	sufficient scale to efficiently manage supply in the context of demand fluctuations;

•	diverse customer and market mix without significant customer or market concentrations; and

•	geographic asset diversification and lower transportation costs to end-users.

•	A combination with CF would expose Terra’s stockholders to risks associated with the phosphate fertilizer market without compelling scale in that nutrient. Terra does not believe CF will have sufficient assets or scale to be a leading participant in the phosphate market. Participation in such a non-core market dilutes the value proposition of a pure nitrogen investment and exposes Terra’s stockholders to risks, primarily the fluctuation in demand for phosphate, that may reduce the value of Terra’s stockholders’ investment in the nitrogen business if the two companies were combined. Stockholders wishing to diversify into phosphate can accomplish this through their own investments without the risks associated with a combination with CF.

•	CF’s Proposals are highly conditional, creating significant uncertainty for Terra’s stockholders. The Offer is subject to more than twenty conditions, including limits on market index declines, due diligence and CF stockholder approval, creating significant uncertainty for Terra’s stockholders as to whether it will be completed and, if completed, a risk of substantial delay and associated expenses. CF’s March 9 Proposal and March 23 Proposal do not constitutes a binding offer to Terra or its stockholders and do not amend the terms of the existing Offer. Both of CF’s March 9 Proposal and March 23 Proposal also contain few details as to the actual terms of the transaction contemplated by such proposals and are unclear as to how such a transaction would be implemented, creating additional uncertainty for Terra’s stockholders.

s

Proposal 1: Election of Directors
Election of Directors
The Board of Directors is divided into three classes, and directors in each class serve staggered, three-year terms. The term of office of the three directors assigned to Class II expires at this annual meeting, and such three directors are nominated for re-election at this annual meeting to serve three-year terms until the annual meeting in 2012 and until their successors are elected and qualify. As provided by Maryland law, the terms of office of the three directors assigned to Class I continue until the annual meeting in 2011, and the terms of office of the two directors assigned to Class III continue until the annual meeting in 2010, and in each case until their successors are elected and qualify. The directors in each class are set forth below.
To be elected, a nominee must receive a plurality of the votes cast at the meeting. Unless otherwise indicated by your WHITE proxy card, if you return a validly completed and executed WHITE proxy card or vote your WHITE proxy card by telephone or via the Internet, your shares will be voted FOR the nominees named below. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Each nominee named below has consented to being named in this Proxy Statement and to serve if elected.
All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee for Class II director, and for the Class I and Class III directors whose terms are continuing, are his or her present positions and offices with Terra, his or her present principal occupation and those carried on during the past five years, the other boards of directors of companies subject to reporting requirements of the U.S. Federal securities laws on which he or she currently serves and the year in which he or she first served as a director of Terra.

Nominees for Election as Class II Director
Terms Expiring at Annual Meeting in 2009

	Present Positions and Offices with Terra, Principal Occupation	First Year as
Name and Age	During the Past Five Years and Other Public Company Boards	Director

Martha O. Hesse (66)	Ms. Hesse has been a private investor since 2003. Prior to this, Ms. Hesse founded, owned and was President and Chief Executive Officer of Hesse Gas Company, a nationwide natural gas marketing company, from 1992 to 2003. She served as Chairman of the U.S. Federal Energy Regulatory Commission from 1986 to 1989, the first woman to hold such position, and previously served as assistant secretary for Management and Administration for the U.S. Department of Energy, as well as Senior Vice President of First Chicago Corporation, a multibank holding company. Ms. Hesse co-founded and was Chief Operating Officer of SEI Information Technology, a database management company, from 1969 until 1980. Ms. Hesse currently serves as Chairman of the Boards of Enbridge Energy Company, Inc., the general partner of Enbridge Energy Partners, LP, which owns and operates certain crude oil, petroleum and natural gas-related assets in the United States, and Enbridge Energy Management, LLC, which manages the business and affairs of the partnership, and is a member of the Audit, Finance and Risk Committees of each. She is also a director of Amec plc, a supplier of consultancy, engineering and project management services to the energy, power and process industries, serving as chair of the Compliance and Ethics Committee, and a director of Mutual Trust Financial Group, an insurance-based financial services organization.	2001

Henry R. Slack (59)	Mr. Slack has served as Chairman of Terra since April 2001. Prior to his retirement, he was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. He has also served as a director of E. Oppenheimer and Son International Limited, a private investment and holding company, since 1979; served as Chairman of First Africa Group, a private investment banking firm, from 2006 until its acquisition in 2009; and was Chairman of Task (USA) Inc., a private investment firm, from September 1999 to June 2002. Mr. Slack was a member of the Board of Directors and the executive committee of Anglo American Corporation, an international mining company, from 1981 until 1999. He has also served on the Board of Directors of Salomon Brothers Inc., a provider of investment-banking, securities underwriting, and foreign exchange trading services, from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than twenty years on the Board of Engelhard Corporation, a supplier of catalysts used in the petroleum, chemical and food industries, until its acquisition in 2006.	1983

Dennis McGlone (59)	Mr. McGlone has been a private investor since October 2005. Prior to this, Mr. McGlone served as President, Chief Executive Officer and Director of Copperweld Corp., a major North American producer of steel tubing and fabricated tubular products, from February 2004 to October 2005; President, Chief Operating Officer, and Director of Copperweld from October 2002 to February 2004; and Vice President of Copperweld from July 2001 to October 2002. He served as Vice President, Corporate Officer of Armco Inc./AK Steel, a leading U.S. producer and international marketer of steel products for automotive, appliance, construction, power generation and distribution, and process industries, from 1996 to March 2001.	2006
Class III Directors Continuing in Office
Terms Expiring at Annual Meeting in 2010

	Present Positions and Offices with Terra, Principal Occupation	First Year as
Name and Age	During the Past Five Years and Other Public Company Boards	Director

David E. Fisher (66)	Mr. Fisher has served as a director of Falcon Oil & Gas Ltd., a global energy company, since 2007 and is Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Fisher is the Chairman of Real Associates Limited, a private company which invests in commercial and residential property principally located in Scandinavia, and has served in that capacity since 2005. He has over 25 years experience in the natural resources and extractive industries, having served as Finance Director of Minorco SA, an international mining company, from 1992 until his retirement in 1999.	1993

	Present Positions and Offices with Terra, Principal Occupation	First Year as
Name and Age	During the Past Five Years and Other Public Company Boards	Director

Dod A. Fraser (58)	Mr. Fraser has served as President of Sackett Partners Incorporated., a consulting company he established in 2000, since retiring from a 27-year career in investment banking. Previously, Mr. Fraser was a General Partner of Lazard Frères & Co., which he joined in 1978, and most recently, from 1995 to 2000, he was with The Chase Manhattan Bank, now JP Morgan Chase, where he was a Managing Director and Group Executive leading the global oil and gas group. Mr. Fraser also has served as a board member of Smith International, Inc. (“Smith”), an oilfield service company, since 2004 and Forest Oil Corporation (“Forest Oil”), an independent oil and gas company, since 2000. He serves as Chairman of the Audit Committees of both Smith and Forest Oil, and a member of the Compensation Committee of Smith and the Nominating and Corporate Governance Committee of Forest Oil.	2003
Class I Directors Continuing in Office
Terms Expiring at Annual Meeting in 2011

	Present Positions and Offices with Terra, Principal Occupation	First Year as
Name and Age	During the Past Five Years and Other Public Company Boards	Director

Peter S. Janson (61)	Mr. Janson retired from AMEC Inc., an engineering and environmental services firm, in 2002. Mr. Janson served as Chairman and Chief Executive Officer of AMEC Inc. and director of AMEC plc from 2000 to 2002 and as President and Chief Executive Officer of Agra Inc., an engineering and environmental services firm (which was sold to AMEC Inc. in 2000), from 1999 to 2000. Mr. Janson also serves as a director of Teekay Corporation, a provider of international crude oil and petroleum product transportation services, serving on the Audit and Compensation and Human Resources Committees. Mr. Janson served as a director of Tembec Industries Inc., a forest products company, from 2004 to 2008, and as a director of ATS Automation Tooling Systems Inc., a provider of custom designed, built and installed manufacturing solutions, from 2004 to 2007.	2005

Michael L. Bennett (55)	Mr. Bennett, who has been employed by the Company for 34 years, has served as President and Chief Executive Officer of Terra since April 2001 and as Executive Vice President and Chief Operating Officer of Terra from February 1997 to April 2001. Mr. Bennett has served as President of Terra Nitrogen GP Inc. (“TNGP”) (or its predecessor), a subsidiary of Terra and the General Partner of Terra Nitrogen Company, L.P., since June 1998, as Chairman of the Board of TNGP since April 2002 and a director of TNGP (or its predecessor) since 1995. Mr. Bennett has served as a director of Alliant Energy Corporation (“Alliant Energy”), a public utility holding company, since 2003 and is a member of the Capital Approval, the Audit and the Executive Committees, and is the Chairman of the Nominating and Governance Committee and the Lead Independent Director. Mr. Bennett has also served as a director of Interstate Power and Light Company, Wisconsin Power and Light Company and Alliant Energy Resources, Inc., each a first tier subsidiary of Alliant Energy, since 2003.	2001

James R. Kroner (47)	Mr. Kroner has been a private investor since his retirement in December 2005. Mr. Kroner served as Chief Financial Officer and Chief Investment Officer for Endurance Specialty Holdings Ltd. (“Endurance”), a publicly traded insurance and reinsurance company, from December 2001 to December 2005 and as Managing Director of Fox Paine & Company, a private equity firm, from January 2000 to December 2001. Mr. Kroner served as a director of Endurance from 2002 to 2003. Mr. Kroner has served as a director of United America Indemnity, Ltd, a specialty property and casualty insurer, since 2007, and serves as Chairman of its Audit and Section 162(m) Committees.	2006
The Board of Directors unanimously recommends that you vote FOR the election of each of the above-named director-nominees for Class II director.

The Company has received notice from CF Composite that it intends to nominate three individuals for election to the Board of Directors at the annual meeting. You may receive proxy solicitation materials from the CF Group, including an opposition proxy statement and a blue proxy card. The Board of Directors urges you NOT to vote or submit any blue proxy card sent to you by the CF Group. If you have previously returned or voted a blue proxy card sent to you by the CF Group, you may revoke it in accordance with the instructions set forth above under “How To Vote; Submitting Your Proxy; Revoking Your Proxy”.

Corporate Governance
General
Terra strives to uphold the highest standards of ethical conduct, to follow corporate governance best practices, to report accurately and transparently and to fully comply with the laws, rules and regulations that govern Terra’s business.
Terra’s Board of Directors currently consists of eight members. In accordance with its Corporate Governance Guidelines, Terra’s Board of Directors has affirmatively determined that David E. Fisher, Dod A. Fraser, Martha O. Hesse, Peter S. Janson, James R. Kroner, Dennis McGlone and Henry R. Slack each meet the criteria for independence required by the NYSE listing standards. The Board of Directors’ independence determination was based on information provided by our directors and discussions among our officers and directors. Following its evaluation, the Board of Directors concluded that none of the non-employee directors was involved in any transactions, relationships or arrangements not otherwise disclosed that would impair his or her independence. Mr. Bennett did not meet the independence standards because he is an employee of Terra and TNGP (or its predecessor), which is the General Partner of Terra Nitrogen Company, L.P. and an indirect, wholly owned subsidiary of Terra. The Nominating and Corporate Governance Committee reviews and designates director-nominees in accordance with the policies and principles of its charter and the Corporate Governance Guidelines.
Except for Mr. Bennett’s employment described above with TNGP, no occupation carried on by any director during the past five years was carried on with any corporation or organization that is a parent, subsidiary or other affiliate of the Company. There are no family relationships among any of the directors and any executive officer of the Company, nor is there any arrangement or understanding between any director, executive officer and any other person pursuant to which that director or executive officer was selected as a director or executive officer of the Company, as the case may be. There are no material proceedings in which any director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.
Terra has structured its Board of Directors to provide separate positions for a non-executive Chairman of the Board of Directors and a chief executive officer. The Board of Directors plans to maintain these responsibilities as separate positions.
During 2008, in accordance with the Corporate Governance Guidelines, the independent directors met at regularly scheduled executive sessions of the Board of Directors without management. The Chairman of the Board, Henry R. Slack, presided at all these executive sessions, which are held at each of our Board of Directors meetings.
The Board of Directors currently has three committees: Audit, Compensation, and Nominating and Corporate Governance. A description of each committee and its function appears in the “Board of Directors and Committees” section of this proxy statement under the heading “Committees of the Board of Directors.” The Audit, Compensation, and Nominating and Corporate Governance Committees are each composed solely of independent directors as required by the NYSE listing standards. Each committee has its own charter setting forth the qualifications for membership and the committee’s purposes, goals and responsibilities. Each of these committees has the power to hire independent legal, financial or other advisors it deems necessary, without consulting or obtaining the advance approval of any Terra officer.
The Board of Directors has also adopted a Code of Ethics and Standards of Business Conduct, which outlines the principles, policies and laws that govern Terra’s activities and which serve as a tool for professional conduct in the workplace. The Code of Ethics and Standards of Business Conduct applies to Terra’s principal executive officer and principal financial officer, as well as all other officers, directors and employees.
It is the Board of Directors’ practice to encourage all its members to attend the Company’s annual stockholders meeting, although no written policy has been adopted in that regard. All Board members attended the Company’s 2008 stockholder meeting held May 6, 2008, in New York, New York.
Current versions of Terra’s Corporate Governance Guidelines, Code of Ethics and Standards of Business Conduct and committee charters can be found in the “Investors” section under “Governance” on Terra’s website at www.terraindustries.com, and are available in print, free of charge, to any stockholder upon request.
Communication
Interested parties who wish to report questionable practices by Terra employees may do so by calling Terra’s toll free, anonymous hotline at 1-866-551-8010 (in the U.S. and Canada) or at 011-44-866-551-8010 (in the U.K.). Interested parties who wish to communicate any message or voice a complaint to the Board of Directors, any of its committees or the non-management directors should address their communications to: Henry R. Slack, Chairman of the Board; Terra Industries Inc.; Terra Centre; 600 Fourth Street; Sioux City, Iowa 51101. Such communications can also be made by calling 712-277-1340 or by e-mail at boardethics@terraindustries.com.

Board of Directors and Committees
Committees of the Board of Directors
Audit Committee. The Audit Committee met five times in 2008 and is currently composed of Mr. Fisher (Chairman), Ms. Hesse, Mr. Janson and Mr. Kroner. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards. In accordance with Terra’s Audit Committee charter, all members of the committee are financially literate and the Board of Directors has determined that Mr. Fisher meets the requirements to be named “audit committee financial expert” as the term has been defined by the SEC. The Audit Committee charter is available on Terra’s website as set out in the “Corporate Governance—General” section above.
The Audit Committee reviews Terra’s procedures for reporting financial information to the public. The Audit Committee also reviews Terra’s internal audits, reports and related recommendations. Its members are directly responsible for Terra’s independent auditor and have the sole authority to appoint or replace the independent auditor. The committee reviews the scope of the annual audit, reviews related reports and recommendations and preapproves any non-audit services provided by the independent registered public auditor. In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and Terra’s financial management, internal auditors and independent registered public auditor. See the “Audit Committee Report” below.
Compensation Committee. The Compensation Committee met three times in 2008 and is currently composed of Messrs. Fraser (Chairman), Fisher, Janson and McGlone. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include establishing the compensation to be paid to Terra’s executive officers. The committee also administers certain employee benefit plans, establishes and, in consultation with management, administers compensation guidelines and personnel policies. See the report on “Executive Compensation” below. The Compensation Committee charter is available on Terra’s website as set out in the “Corporate Governance—General” section above.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times in 2008. It is currently composed of Ms. Hesse (Chairman), Mr. Fraser and Mr. Slack. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include helping the Board of Directors fulfill its responsibilities to stockholders by shaping the Company’s corporate governance and enhancing the quality and independence of the Board of Directors nominees. In addition, the committee identifies and reviews qualifications of potential Terra director candidates, to include those recommended by stockholders, and makes recommendations to the Board of Directors for nomination or election. The Nominating and Corporate Governance Committee generally identifies nominees for new directors based upon outside research and recommendations from directors and officers of the Company. Nominees for director are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Terra’s business environment, and willingness to devote adequate time and energy to Board of Directors duties. The Board of Directors considers directors of diverse backgrounds, in terms of both the individuals involved and their various experiences and areas of expertise. Each Board of Directors member must ensure that future commitments (including commitments to serve on boards of other companies) do not materially interfere with the member’s service as a Terra director. The Nominating and Corporate Governance Committee charter is available on Terra’s website as set out in the “Corporate Governance—General” section above.

The Nominating and Corporate Governance Committee charter also provides that the committee will review candidates who have been recommended by stockholders. Appropriate materials describing the personal and professional background and experience of candidates recommended by stockholders should be communicated to the Board of Directors as set out in the Corporate Governance section of this proxy statement under the heading “Communication.” The committee will evaluate all such stockholder recommended candidates on the basis of the same qualities and characteristics as described in the preceding paragraph.
The Board of Directors establishes special Board of Directors committees from time to time, determining such committees’ specific functions as they are established. The Board of Directors and its committees occasionally take action by unanimous written consent in lieu of a meeting.
Meetings of the Board of Directors
The Board of Directors held five regular meetings and three special meetings in 2008. Each director attended at least 92 percent of the total meetings of the Board of Directors and its committees of which he or she was a member.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is composed of the directors named as signatories to the “Compensation Committee Report” below. No director has any direct or indirect material interest in or relationship with Terra other than shareholdings as discussed below and as related to his or her position as a director, except as described under the caption “Transactions with Related Persons.” During 2008, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra’s Board of Directors.

Equity Security Ownership
Principal stockholders. The following table shows the ownership of Terra securities as of April 24, 2009 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to the SEC by or on behalf of such persons:

Name and address of	Title of	Amount and nature of beneficial	Percentage
beneficial owner	class	ownership(1)	of class
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	Common Shares	11,187,505 sole voting and dispositive power	11.22%

Barclays Global Investors NA.(3) 45 Fremont Street San Francisco, California 94105	Common Shares	5,246,187 sole voting and investment power	5.26%

TPG-Axon Capital Management, LP(4) 888 Seventh Avenue 38th Floor New York, New York 10019	Common Shares	5,130,000 shared voting and dispositive power	5.15%

(1)	The number of common shares listed does not include shares of the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

(2)	FMR LLC (“FMR”) reports that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 9,443,190 common shares of Terra. It further reports that FMR’s beneficial ownership includes (i) 15 common shares of Terra beneficially owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, (ii) 1,415,000 common shares of Terra beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, (iii) 123,070 common shares of Terra beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, and (iv) 206,230 common shares of Terra beneficially owned by FIL Limited (“FIL”). Edward C. Johnson 3d, Chairman of FMR and FIL, and FMR, through its control of Fidelity, and the funds each has sole dispositive power over 9,443,190 common shares of Terra owned by the funds. Mr. Johnson and FMR, through its control of PGALLC and PGATC, each has sole dispositive power over (i) 1,415,000 common shares and sole power to vote or to direct the voting of 1,415,000 common shares of Terra owned by the institutional accounts or funds advised by PGALLC and (ii) 123,070 common shares and sole power to vote or to direct the voting of 123,070 common shares of Terra owned by the institutional accounts managed by PGATC, respectively. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. FMR further reports that members of the family of Mr. Johnson, through their ownership of 49% of the voting power of FMR and the execution of a shareholders’ voting agreement with all other Series B shareholders of FMR, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Partnerships controlled predominantly by members of the family of Mr. Johnson own 47% of the total votes which may be cast by all holders of FIL voting stock.

(3)	Barclays Global Investors, NA reports that it is an investment adviser and the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	TPG-Axon Capital Management, LP (“TPG-Axon Management”) reports that it is an investment manager to TPG-Axon Partners, LP (“TPG-Axon Domestic”) and TPG-Axon Partners (Offshore), Ltd. (“TPG-Axon Offshore”), has the power to direct the disposition and voting of the shares held by TPG-Axon Domestic and TPG-Axon Offshore, and further that TPG-Axon Partners GP, LP (“PartnersGP”) is the general partner of TPG-Axon Domestic and TPG-Axon GP, LLC (“GPLLC”) is the general partner of PartnersGP and TPG-Axon Management. It further reports that Dinakar Singh LLC (“Singh LLC”) is a Managing Member of GPLLC and that Mr. Dinakar Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

Directors and Officers. The following table shows, as of April 24, 2009, the number of Terra common shares owned by (i) each director; (ii) Terra’s chief executive officer (who is also a director); (iii) the six other most highly-compensated executive officers; and (iv) all directors and executive officers as a group.

Number of Common Shares
Name	Beneficially Owned(1)

D.E. Fisher	47,970
D.A. Fraser	31,550
M.O. Hesse	49,228
P.S. Janson	20,000
J.R. Kroner	20,100
D. McGlone	18,100
H.R. Slack	41,900
M.L. Bennett	588,931
D.D. Greenwell	83,460
J.D. Giesler	115,634
J.W. Huey	34,367
R.S. Sanders Jr.	105,339
Directors and all executive officers as a group (17 persons)	1,269,580

(1)	Each director or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 1.27 percent of Terra’s issued and outstanding common shares as of the date set forth above. These share numbers include ownership of restricted common shares, which are subject to certain vesting conditions, and shares held under Terra’s Employees’ Savings and Investment Plan.

Change in Control. Except for CF’s Proposals to acquire all of the Company’s outstanding common shares, the Company is not aware of any arrangements, including any pledge by any person of securities of the Company, the consummation or operation of which may at a subsequent date result in a change of control of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Terra’s executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the shares with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All persons who were Terra executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares at any time during 2008 filed all reports required under Section 16(a) during and with respect to 2008 in a timely manner, except Joseph D. Giesler, Henry R. Slack and

Douglas M. Stone, who each inadvertently filed one Form 4 late. This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra’s executive officers and directors.
Executive Compensation and Other Information
Compensation Discussion and Analysis
I. Background
This compensation discussion and analysis discusses the material elements of compensation of our named executive officers for 2008. In 2008, our named executive officers were:
•	Michael L. Bennett, President and Chief Executive Officer;

•	Daniel D. Greenwell, Senior Vice President and Chief Financial Officer;

•	Joseph D. Giesler, Senior Vice President — Commercial Operations;

•	Richard S. Sanders, Jr., Vice President — Manufacturing; and

•	John W. Huey, Vice President, General Counsel and Corporate Secretary.
As a producer and marketer of nitrogen products for agricultural and industrial markets, Terra’s operating results are affected by the volatile nature of the nitrogen products industry. Demand for nitrogen products remained strong for much of 2008, contributing to our record earnings and returns during 2008. However, the current period of strong growth for 2007 and much of 2008 was preceded by a period of approximately six years of difficult market conditions characterized by losses and low returns. We expect that market volatility will continue to be a factor in this industry. In fact, during the fourth quarter 2008, the broad economic decline negatively impacted nitrogen product demand, leading to reduced sales prices and curtailment of shipments. We have designed our executive compensation program to reflect these fundamental factors. For additional details regarding the cyclical nature of the nitrogen products industry and our performance in light of these conditions, see the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2008 Annual Report on Form 10-K.
II. Overview
Objectives
The Compensation Committee’s primary objectives in designing our executive compensation program are to (i) provide competitive incentive rewards for the achievement of specific annual goals by Terra; (ii) minimize fixed costs during cyclical downturns; and (iii) provide incentives to manage our North American and United Kingdom asset base as well as new investments to earn returns in excess of our cost of capital over the long term.

Elements of Compensation
Our compensation program is comprised of three primary components:

Base Salary:	Base salaries are targeted at the low end of the market range in order to maintain low fixed cash costs during cyclical downturns.

Annual Incentives:	Annual incentives are paid in cash and provide the opportunity during periods of average and cyclically robust performance for management to earn competitive total cash compensation through a combination of salary and annual incentive payments.

Long-Term Incentives:	Long-term incentives are paid in restricted shares and performance shares in order to align the interests of our executive officers with those of our stockholders. While a portion is subject to time-based vesting in order to promote retention, for our most senior officers, a significant portion is comprised of performance share grants that will not vest unless Terra meets specified performance goals and will vest at above-target levels in the case of superior company performance. In particular, the vesting criteria for the performance share grants has significant upside potential tied to the ability of our senior officers to successfully manage our existing asset base and invest in new assets to generate returns in excess of the cost of capital. Together with base salary and annual cash incentive awards, long-term incentive awards are intended to provide the opportunity for our executive officers to achieve total compensation at approximately the 50th percentile of companies in our survey comparison group if target levels of performance are met.
The Compensation Committee’s approach to executive compensation is to review all three elements of compensation together, rather than considering each element separately, and to benchmark total compensation levels against a survey comparison group of approximately 400 companies, as described in the next paragraph. On a total compensation basis, the combination of base salaries, annual cash incentive awards and long-term incentives should provide our executive officers with above-average compensation for above-average individual and company performance and below-average compensation for below-average performance.
Role of Peer Groups and Competitive Benchmarking
In implementing our compensation program, our Compensation Committee has reviewed studies conducted by its compensation consultant, Towers Perrin, which compare our compensation to that of companies that are similar to us in revenue, market capitalization or industry profile. For 2008, the survey comparison group, which included approximately 400 companies, was comprised of a combination of “general industry” and “chemical industry” companies. Towers Perrin employed regression analysis to normalize the data relative to Terra’s annual revenues to ensure comparability. Our Compensation Committee also reviewed publicly available data on the compensation paid to the chief executive officers, chief financial officers and chief legal officers of 24 companies in our industry or a related industry, including most of the 13 companies included in the Performance Chart that appears on page 25 of our 2008 Annual Report on Form 10-K. However, the broader survey comparison group serves as the Compensation Committee’s main source of executive compensation benchmarking. We believe that the broader group is appropriate in our case, because Terra has few direct U.S. competitors, and many of the companies in our industry peer group do not compete with us in executive recruitment. In addition, we recruit executive talent from across a broad range of industries.
Internal Pay Equity
Our Compensation Committee’s approach to determining the compensation of Michael Bennett, our Chief Executive Officer, is generally the same approach that is used to determine the compensation levels of our other senior executives, with two principal exceptions.
First, the performance measure for Mr. Bennett’s annual incentive award differs from those of our other executive officers. The individual goals applicable to Mr. Bennett under our Annual Incentive Plan are based on total company performance, whereas the individual goals of the executives who report directly to Mr. Bennett are generally based on their particular areas of responsibility. This distinction is intended to reflect Mr. Bennett’s level of accountability and influence with respect to overall company performance.
Additionally, in the case of long-term incentive awards, which are comprised of a combination of time-based restricted stock and performance share awards, two-thirds of Mr. Bennett’s awards are comprised of performance shares, whereas half of the other senior executives’ awards are comprised of performance shares. The Compensation Committee believes that Mr. Bennett has a greater ability to influence company performance, and, therefore, his awards should have more upside and downside potential than awards granted to our other executive officers.
III. Role of Our Compensation Consultant
In 2005, our Compensation Committee selected and retained Towers Perrin to serve as its independent compensation consultant. Towers Perrin advises and consults with the Chairman of our Compensation Committee in connection with our compensation programs and has particularly focused on long-term incentive compensation, stock ownership guidelines and executive severance and change in control arrangements. While Towers Perrin advises our Compensation Committee in making its decisions, including by providing our Compensation Committee with information about current market practices, our Compensation Committee retains ultimate authority to make all final determinations. Our Vice President, Investor Relations and Human Resources, Joe Ewing, often provides Towers Perrin with the necessary data and background information that it needs in order to prepare materials requested by the Compensation Committee.
At the request of our Compensation Committee, Towers Perrin also assisted us in preparing the executive compensation disclosure in this proxy statement and in our 2008 proxy statement by reviewing the Compensation Discussion and Analysis and, based on data we provided, assisting in the preparation of the proxy tables.
IV. 2008 Executive Compensation Program
Our Compensation Committee developed a 2008 executive compensation program that provided for the following:

A. Base Salaries
For 2008, our executive officers received base salaries at approximately the 25th percentile of the survey comparison group of companies. The Compensation Committee determined that base salaries should be targeted around that level in order to control fixed costs in light of the volatile nature of the nitrogen products industry. The Summary Compensation Table below details the annual base salaries paid in 2008 to each of our named executive officers.
In February 2008, Mr. Bennett proposed increases to the base salaries of our named executive officers, based on his evaluation of each of our named executive officer’s performance. The Compensation Committee considered the proposed salary increases for our named executive officers and determined that salary increases were appropriate in order to maintain base salaries at the 25th percentile level. The Compensation Committee also took into account the individual performance of each of the named executive officers when determining the amount of salary increase to award.

Executive	2007 Base Salary	2008 Base Salary
Bennett	$550,000	$600,000
Greenwell	$300,000	$330,000
Giesler	$232,000	$240,000
Sanders	$220,000	$242,000
Huey	$275,000	$285,000
B. Annual Incentive Compensation
The cash incentive awards to be paid to our executive officers are allocated from an overall pool of available funds that is established by our Compensation Committee during the first quarter of each year based on the aggregate value of the potential awards payable to all participants in our Annual Incentive Plan. Payout levels under the Annual Incentive Plan are determined based on a combination of individual performance against individual goals and our achievement of return on capital employed (“ROCE”) targets, as described below. Prior to 2008, payout levels under the Annual Incentive Plan were based on the achievement of net income targets. The Compensation Committee decided in 2008 to switch to ROCE targets because ROCE is a better indicator of the operating and investment decisions of management and requires management to be disciplined in the use of Terra’s capital, and also to create consistency between the Annual Incentive Plan and the long-term incentive programs.
Mr. Bennett prepared a proposal for his own individual performance goals that was reviewed, modified and approved by the Compensation Committee in the first quarter of 2008. In addition, during the first quarter of 2008, each other executive officer worked with Mr. Bennett to establish individual performance goals for 2008, which focused on the executive’s corresponding function, department or business unit and which tracked Mr. Bennett’s own individual goals from an overall corporate perspective. At the same time, during the first quarter of 2008, the Compensation Committee approved the 2008 target annual incentive awards for each of our executive officers.
The 2008 individual performance goals for each of our named executive officers included the achievement of budgeted net income of $334 million for 2008.
Mr. Bennett’s individual goals for 2008 also included development and implementation of strategies to deal with enhancing organizational capabilities, pursuit of feedstock diversification opportunities, and growth and development of the Terra Environmental Technologies business.
Mr. Greenwell’s individual goals for 2008 also included development and implementation of a strategy to deal with Terra’s cash balances, identification of feedstock diversification opportunities, and implementation of a tax restructuring plan.
Mr. Giesler’s individual goals for 2008 also included development and implementation of strategies for the successful expansion and restart of existing facilities, optimization of production mix to maximize available margin and least cost distribution, and organizational planning objectives relating to supply chain and natural gas procurement.
Mr. Sanders’ individual goals for 2008 also included exceeding 2008 budgeted plant production statistics and achieving budgeted fixed operating costs, managing capital expenditures within budget, reduction in the number and severity of accidents, and reduction in environmental reportable incidents.
Mr. Huey’s individual goals for 2008 also included management and control of department and outside legal expenses while supporting the goals and objectives of management, full and timely compliance with all SEC reporting requirements, and completion of final aspects of the UK joint venture.
While funding of the incentive pool for 2008 was dependent on 2008 ROCE, performance by each executive officer against the corresponding individual performance goals based on recommendations by Mr. Bennett was used by the Compensation Committee to determine the executive’s actual award. In its exercise of discretion to determine individual awards under our Annual Incentive Plan, our Compensation Committee applied negative discretion to adjust the amount of certain individual awards downward. In a similar manner, the Board of Directors evaluates Mr. Bennett’s performance at the end of each year and determines the extent to which he has met his performance goals and sets his actual bonus.
The following table, which sets forth the target and actual annual incentive award for each of our named executive officers under our 2005, 2006, 2007 and 2008 Annual Incentive Plans, reflects how the cyclical nature of our business affected our Annual Incentive Plan payouts. Our performance for 2007 and 2008 was robust while our performance for 2005 and 2006 was below target.

	Target	Actual	Target	Actual	Target	Actual
	2005	2005	2006	2006	2007	2007	Target 2008	Actual 2008
	Annual	Annual	Annual	Annual	Annual	Annual	Annual	Annual
Executive	Incentives	Incentives	Incentives	Incentives	Incentives	Incentives	Incentives	Incentives
Bennett	$315,000	$200,000	$575,000	$0	$825,000	$1,468,500	$900,000	$1,710,000
Greenwell	$78,750	$52,000	$116,000	$0	$150,000	$300,000	$198,000	$396,000
Giesler	$86,000	$54,000	$134,400	$0	$139,200	$230,000	$144,000	$275,000
Sanders	$64,750	$50,000	$98,500	$0	$132,000	$245,000	$145,200	$290,000
Huey	N/A	N/A	$132,500 (1)	$0	$137,500	$265,000	$142,500	$275,000

(1)	Mr. Huey’s 2006 target incentive amount was prorated to reflect that he was hired on October 25, 2006.
The target individual award to each of the executive officers under the Annual Incentive Plan is determined as a percentage of the executive officer’s base salary. The target awards to each of our named executive officers pursuant to the 2008 Annual Incentive Plan were 150% for Mr. Bennett, 60% for each of Messrs. Greenwell, Giesler and Sanders and 50% for Mr. Huey. These target awards were chosen to allow our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met, and are identical to the target awards for our named executive officers under the 2007 Annual Incentive Plan.
The Annual Incentive Plan covers our officers and certain other key employees. The size of the pool is determined based on the aggregation of the individual target awards and is funded based on our achievement of ROCE. The funding of the pool for the 2008 Annual Incentive Plan was determined based on the following performance measures:
•	If Terra’s 2008 ROCE was less than 7%, the incentive pool would not have been funded.

•	If Terra’s 2008 ROCE was equal to 7%, 50% of the target annual incentive pool would have been funded.

•	For each 0.06% by which Terra’s 2008 ROCE was greater than 7%, an additional 1% of the target annual incentive pool would have been funded.
Under this formula, if Terra had achieved a 2008 ROCE of 10%, the incentive pool would have been funded at 100% of the target amount, and with a 2008 ROCE of 16%, the incentive pool would have been funded at the maximum level of 200% of the target amount. The actual 2008 ROCE was greater than 16%, resulting in the funding of the incentive pool with a total amount of $5,758,725, equal to the maximum level.
The Compensation Committee selected achievement of 10% ROCE as the target for 100% funding of the incentive pool for 2008, because that level of ROCE, according to outside studies performed by investment bankers at the request of our Chief Financial Officer, was approximately equal to our cost of capital for 2008.

The Compensation Committee’s approach in determining ROCE for purposes of the Annual Incentive Plan is that while annual incentive compensation levels for our executive officers should reflect operating costs incurred during the relevant year, decisions made by the Board of Directors about Terra’s capital structure should neither increase nor decrease executive compensation levels. This approach was reflected in the calculation of 2008 ROCE, which excluded all income and gains unrelated to the operations and operating assets of Terra and included all losses and expenses related to operations and operating assets of Terra.
While achievement of a threshold amount of ROCE is required in order for the incentive pool to be funded, the Compensation Committee retains discretion to make funds available for annual incentive awards outside of the Annual Incentive Plan to reward exceptional individual performance even if threshold performance measures are not met.
C. Long-Term Incentives
In accordance with our philosophy of tying long-term incentive awards to company performance, the Compensation Committee has designed our long-term incentive program to accomplish the following objectives: (1) reward achievement of ROCE targets on a cumulative basis over a three-year period; (2) provide more substantial incentives for achieving returns above the cost of capital; (3) assist with attraction and retention of executives; and (4) align management incentives with shareholder interests through the use of equity awards. To these ends, our long-term incentive compensation is comprised of a combination of performance share awards, which only vest upon achievement of performance goals relating to our ROCE, and restricted shares, which vest based on continued employment.
Each year, the Compensation Committee sets an annual target award for each executive officer who participates in our long-term incentive plan. For 2008, in the case of executive officers other than Mr. Bennett, target grants were 130% of annual base salary. Mr. Bennett’s target grant was set at 300% of his annual base salary. The Compensation Committee determined that these target levels were appropriate for 2008 based on market data with respect to the comparison group of companies and the objective of setting long-term compensation to allow our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met. The target value of the long-term incentive awards for 2008 for each of the named executive officers (expressed as a percentage of base salary) is set forth under “ Long-Term Incentive Awards” beginning on page 42.
The Compensation Committee determined that in the case of executive officers other than Mr. Bennett, 50% of the value of the 2008 long-term incentive grant should be subject to time-based vesting criteria to assist in executive retention, while the remaining 50% should be subject to performance-based vesting criteria. As previously noted, Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants. The performance share grants for 2008 were approved by the Compensation Committee on February 13, 2008 and were made on February 22, 2008, and the restricted share grants for 2008 were approved by the Compensation Committee on July 15, 2008 and were made on July 16, 2008.
In accordance with applicable disclosure rules, the Summary Compensation Table on page 37 reflects the amounts we recognized as an accounting expense pursuant to FAS 123R for 2008 in connection with awards granted in 2008 and in prior years. These values were not, however, considered by us or the Compensation Committee when determining the long-term incentive award grants. Instead, the Compensation Committee considered the fair market value of the shares on the grant date and, in the case of performance share awards, the value of potential payouts based on achievement of the performance targets described below. The full grant date values (determined in accordance with FAS 123R) are set forth in the Grants of Plan-Based Awards in 2008 Table on page 40, and the fair market value of these awards, based on our stock price of $16.67 per share as of December 31, 2008, is set forth in the Outstanding Equity Awards at 2008 Fiscal Year-End Table on page 46.
2008 Performance Share Awards
For purposes of the 2008 performance share grants, the number of shares to be issued will depend on Terra’s annualized average ROCE over the three-year performance period ending on December 31, 2010. We use ROCE as the performance metric because ROCE is a critical indicator of good operating and investment decisions by management, is an important measurement for judging success of Terra’s strategic initiatives, and is a critical metric for investors.
The following table illustrates target and actual achievement of ROCE as of December 31, 2008, with respect to the 2006-2008, 2007-2009 and 2008-2010 performance periods.

					Level of Payout for
		Actual		Actual Average	Performance Share
Performance	Target	Achievement of		Annual ROCE (as	Awards (as a % of
Period	ROCE	ROCE (by year)		of 12/31/08)	target)
		2006	4.303%
2006-2008	9%	2007	29.560%	34.306%	200%
		2008	73.186%
2007-2009	9%	2007	29.560%	51.373%	To be determined
		2008	73.186%		after 12/31/09
2008-2010	10%	2008	73.1863%	73.186%	To be determined after 12/31/10
The performance share grant payouts for the 2008 grant cycle (with a performance period ending in 2010) will be determined based on the following measures:
•	If Terra’s annualized average ROCE for the period is less than 5%, no shares will be delivered.

•	If Terra’s annualized average ROCE for the period is between 5% and 10%, 1% of the target number of shares will be delivered for each 0.05% by which annualized average ROCE exceeds 5%. Thus, if annualized average ROCE is equal to 10%, 100% of the target number of shares will be delivered.

•	If Terra’s annualized average ROCE for the period exceeds 10%, an additional 1% of the target number of shares will be delivered for each 0.025% by which annualized average ROCE exceeds 10%, up to a maximum of 200% of the target number of shares.
Annualized average ROCE of 10% over a cumulative three year period was determined by the Compensation Committee to be an appropriate goal, as outside studies performed by investment bankers indicated that it is approximately equal to our cost of capital. As noted above in the description of the Annual Incentive Plan, the Compensation Committee believes that while long-term performance awards to our executive officers should reflect operating costs incurred during the relevant performance period, decisions made by the Board of Directors about Terra’s capital structure should not affect executive compensation levels.
Achievement of ROCE is the performance goal that determines both the funding of the 2008 Annual Incentive Plan bonus pool and payout of the 2008 performance share awards. In selecting performance metrics for both arrangements, the Compensation Committee considered the objectives of each type of arrangement and set threshold, target and maximum levels for both arrangements accordingly. While achievement of 10% ROCE was determined to be the appropriate target level under both arrangements, the Compensation Committee determined that unlike the Annual Incentive Plan, which provides no awards to any participants if the performance for the year is below the level that would fund the target incentive pool at 50%, participants who hold performance shares may earn as few as 1% of the target number of shares for performance that is at the threshold level over the three-year term of the performance period. This approach is intended to ensure that poor performance during an early part of the performance period will not discourage participants by causing the performance measurements to be impossible to achieve but allows participants to earn some portion of the performance shares if performance in the later part of the performance period has improved. In addition, while achievement of ROCE under the Annual Incentive Plan provides for a “straight-line” increase in the percentage at which the bonus pool is funded, the performance share awards provide for a “two tiered” approach, pursuant to which achievement of ROCE above the target level results in a greater increase in the total percentage of shares awarded. The Compensation Committee determined that this distinction was appropriate in order to provide additional incentives to encourage our officers to excel in creating long-term value for our shareholders.
Performance share grants vest at the end of a three-year performance period, based on achievement of performance goals and assuming that the participant remains employed by Terra. Upon vesting of a performance share grant, the holder is entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of ROCE. Individual performance does not play a part in determining the level of vesting. Except in the case of death, total disability or other special circumstances identified by the Compensation Committee, the performance share grants will be forfeited if employment terminates for any reason prior to vesting, except that in the event of a change in control of Terra, vesting of the performance share awards will immediately accelerate and the holder will be entitled to the greater of the target number of shares subject to the award and a number based on actual company performance prior to the change in control. In the event of termination of employment due to death, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability, performance shares will continue to vest following termination based on achievement of performance goals.

2008 Restricted Share Awards
The restricted shares are subject to cliff vesting with 100% of the award vesting on the third anniversary of the grant date, assuming that the participant remains employed by Terra at such time. Except in the case of death, total disability or termination of employment without cause or for good reason (both as defined in the award agreement) following a change in control of Terra or in other special circumstances identified by the Compensation Committee, the restricted shares will be forfeited if employment terminates for any reason prior to vesting. In the event of termination of employment due to death or total disability, the vesting of restricted shares will accelerate in full. Grants of restricted shares made prior to 2008 will vest in full automatically upon a change in control of Terra. In 2008, the Compensation Committee considered the issue of vesting of restricted shares upon a change in control and determined that automatic vesting upon a change in control might not be in the shareholders’ best interests, and that full vesting of the restricted shares upon certain terminations following a change in control of Terra would provide more retention value while still providing appropriate protection to the holder of the restricted shares. As a result, the Compensation Committee decided that, following a change in control of Terra, the vesting of restricted shares granted in 2008 and later years shall only accelerate if the holder is terminated without cause or for good reason.
Changes to Incentive Compensation Programs for 2009
For past grants under the Annual Incentive Plan and the long-term incentive program, cash has been excluded from the calculation of ROCE. ROCE is defined as average annual income from operations reduced by 35% for normal income tax expense divided by average capital employed. Average capital employed was previously defined to mean common and preferred stockholders’ equity plus short and long-term debt, deferred income taxes and minority interest, less cash. In February 2009, the Compensation Committee examined different scenarios for how the inclusion or exclusion of cash in the denominator of ROCE would impact management’s decisions and affect the level of net income required to generate the target levels of ROCE under the Annual Incentive Plan and long-term incentive program.
After careful review, the Compensation Committee concluded that the inclusion of cash in the ROCE calculation would create additional incentives for management to use and invest cash wisely to generate additional growth and income. Therefore, for awards made in 2009 pursuant to both the Annual Incentive Plan and the performance-based portion of the long-term incentive program, the Compensation Committee has determined that the formula to determine ROCE will include cash.
As the Compensation Committee noted during its study, the change to the ROCE formula will cause the amount of net income that will be required in order for the executive officers to reach their maximum payout levels pursuant to the awards to be almost twice the amount of net income that would be required if cash was excluded from the calculation of ROCE. This change represents a significant increase in the level of performance required to generate payments under both the Annual Incentive Plan and the long-term incentive program.
In addition to adding cash into the calculation of ROCE, the Compensation Committee selected performance targets for the 2009 Annual Incentive Plan and the 2009 performance share grants that are higher than the levels for previous grants. The funding of the pool for the 2009 Annual Incentive Plan will be determined based on the following performance measures:
•	If Terra’s 2009 ROCE is less than 9%, the incentive pool will not be funded.

•	If Terra’s 2009 ROCE is equal to 9%, 50% of the target annual incentive pool will be funded.

•	For each 0.07% by which Terra’s 2009 ROCE is greater than 9%, an additional 1% of the target annual incentive pool will be funded.
Under this formula, if Terra achieves 2009 ROCE of 12.5%, the incentive pool will be funded at 100% of the target amount, and with 2009 ROCE of 19.5%, the incentive pool will be funded at the maximum level of 200% of the target amount.
The performance share grant payouts for the 2009-2011 grant cycle (with a performance period ending in 2011) will be determined based on the following measures:
•	If Terra’s annualized average ROCE for the period is less than 7.5%, no shares will be delivered.

•	If Terra’s annualized average ROCE for the period is between 7.5% and 12.5%, 1% of the target number of shares will be delivered for each 0.05% by which annualized average ROCE exceeds 7.5%. Thus, if annualized average ROCE is equal to 12.5%, 100% of the target number of shares will be delivered.

•	If Terra’s annualized average ROCE for the period exceeds 12.5%, an additional 1% of the target number of shares will be delivered for each 0.025% by which annualized average ROCE exceeds 12.5%, up to a maximum of 200% of the target number of shares for an annualized average ROCE of 15% or higher.
The Compensation Committee selected the target of 12.5% ROCE for both the 2009 Annual Incentive Plan and the 2009 performance share grants because annualized average ROCE of 12.5% over a cumulative three-year period is approximately equal to our cost of capital, as indicated in outside studies performed by investment bankers.
The Compensation Committee also determined that, unlike prior grants of performance shares, the 2009 performance shares grants should not vest automatically upon a change in control. Instead, for the 2009 performance share grants and grants in future years, following a change in control of Terra, the number of shares that each holder will be entitled to receive will become fixed as of the date of the change of control at the greater of the target number of shares subject to the award and a number based on actual company performance prior to the change in control. Each holder of the performance shares will receive such performance shares on the earlier of the date that such award would otherwise vest or the date that such holder is terminated without cause or for good reason (both as defined in the performance share award agreement).
D. Severance
Prior to 2006, we were a party to executive retention agreements with our senior executives that provided for payments and benefits in the event of a termination of employment following a change in control, but no executives were covered by employment agreements or other severance arrangements that established the level of payments and benefits to be provided in connection with a termination that was not related to a change in control. During this period, executive severance was generally determined through individual negotiations, which often led to a variety of inconsistent results. In 2006, the Compensation Committee decided that a standard form of severance agreement covering non-change in control severance was needed to promote additional stability, ensure equitable treatment and avoid the need for individual negotiations. At the same time, the Compensation Committee decided to review its change in control severance practices. In connection with the Compensation Committee’s review of our severance practices, Towers Perrin provided the Compensation Committee with information about severance benefits that are generally provided in the event of an involuntary termination of a senior executive’s employment, both in the change in control and non-change in control contexts.
Based on the Compensation Committee’s review, on October 5, 2006, we entered into employment severance agreements with each individual who was an executive officer of Terra at that time. In addition, we entered into an employment severance agreement with Mr. Huey in October 2006 when he became an executive officer.
All employment severance agreements with our executive officers are identical except that Mr. Bennett’s agreement provides for an initial term of five years rather than three, and the approval of three-quarters of our Board is required in order to terminate Mr. Bennett for “cause”. Our Compensation Committee considered these distinctions appropriate in order to reflect Mr. Bennett’s unique role within our company. For a thorough description of the material terms of the agreements with each of our named executive officers, see “Employment Severance Agreements” beginning on page 41. For a description and quantification of the payments and benefits that may be provided to the named executive officers under these agreements, see “Post-Employment Payments” beginning on page 53.
The Compensation Committee selected the severance multiples and levels of benefits based on information that Towers Perrin provided in 2006 regarding current market practices relating to executive severance. Annually, the Compensation Committee considers and may extend the term of the agreements by one year. Should the Compensation Committee decide not to extend their terms, the agreements will expire one year thereafter.
In July 2008, the Compensation Committee reviewed the key terms of the employment severance agreements with our executives and the potential impact of the agreements upon a change in control of Terra, including information provided by Towers Perrin regarding the potential amounts of excise tax gross-ups that would be payable under different stock price scenarios. The Compensation Committee decided to extend the terms of the agreements (other than Mr. Bennett’s agreement, which expires in 2011) by one year from the originally scheduled expiration date of October 2009, without changes to the key terms of the agreements other than the addition of the willful breach of the Company’s code of conduct and failure to comply with government investigations to the definition of “cause”.
E. Defined Benefit Pension Plans
We do not offer defined benefit pension plans to our employees who were hired on or after July 1, 2003. We do, however, maintain the Terra Industries Inc. Employees’ Retirement Plan, which is a tax-qualified defined benefit pension plan maintained for the benefit of all U.S. employees hired before July 1, 2003 (which includes each of our named executive officers, other than Messrs. Greenwell or Huey).
On January 1, 1992, we adopted a supplemental executive retirement plan (the “SERP”). The Compensation Committee and the Board of Directors established the SERP so that certain management and highly compensated employees would not be ineligible for the benefits that would have been provided to them under our tax-qualified defined benefit pension plan but for the limits imposed by the

Internal Revenue Code and the Employee Retirement Income Security Act. The SERP is an unfunded plan. Participants in the SERP have the status of unsecured creditors of Terra. As of December 31, 2008, the only named executive officers who had accrued benefits under the SERP were Messrs. Bennett, Giesler and Sanders.
For a description of the benefits accrued by each of our named executive officers under our defined benefit pension plans as of December 31, 2008, see the Pension Benefits in Fiscal Year 2008 Table on page 49.
F. Defined Contribution Plans
We maintain a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including our named executive officers. The 401(k) plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis. We also provide for a company matching contribution as well as a direct company contribution in the case of employees who are not eligible to participate in the Terra Industries Inc. Employees’ Retirement Plan. The amount of our 2008 contribution to the 401(k) on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.
We established a nonqualified Supplemental Deferred Compensation Plan on December 20, 1993. Due to the substantial restrictions imposed by Section 409A of the Internal Revenue Code, on December 31, 2004, we froze the plan with respect to future deferrals. In general, the plan allowed participants to defer certain portions of annual base salary and annual incentive awards and to determine how to invest amounts deferred pursuant to the plan. The plan is unfunded. Participants in the plan have the status of unsecured creditors of Terra. As of December 31, 2008, the only named executive officers with an outstanding balance in the plan were Messrs. Giesler and Sanders.
G. Employee Welfare and Fringe Benefit Plans
Our named executive officers are eligible to participate in our welfare and fringe benefit plans on the same basis as all of our other full-time employees. These benefits include our medical, dental and vision plans, life insurance, short-term and long-term disability plans, business travel accident insurance, tuition reimbursement, healthcare spending accounts, and dependent care spending accounts. In addition, due to limitations on the level of base salary covered by our primary long-term disability policy and in order to provide executive officers with long-term disability coverage equal to 60% of base salary (which is the rate of coverage provided to all U.S. employees), we maintain supplemental long-term disability policies.
H. Perquisites
The named executive officers are provided company-paid memberships in a local country club of their choice. We cover any costs associated with this perquisite, including taxes. This perquisite is provided in order to allow the executives to entertain business associates of Terra, such as partners in joint ventures, customers and suppliers. The named executive officers are also permitted to use the club amenities for personal and family activities.

V. Other Matters
A. Stock Ownership/Retention Guidelines
The Compensation Committee reviewed market data assembled by Towers Perrin to arrive at a recommendation with respect to stock ownership by our executive officers. The purpose of the guidelines is to encourage our executive officers to own and retain shares of our stock, thereby aligning their interests with those of our other stockholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special circumstances may require an executive officer to depart from the guidelines on occasion. Current ownership guidelines are as follows:

Chief Executive Officer	4 times annual base salary
Senior Vice Presidents	3 times annual base salary
Vice Presidents	1 times annual base salary
Fifty percent of unvested restricted shares will count toward the ownership guidelines prior to vesting. After satisfying the ownership guidelines described above, the executive officers are asked to hold an additional 50% of any shares awarded to them under our long-term incentive programs (including restricted shares and performance share grants) for a minimum of 12 months following vesting.
As of December 31, 2008, Mr. Bennett’s share ownership exceeded 9 times his annual base salary. The other named executive officers, with the exception of Mr. Greenwell, also exceeded their respective guideline multiples as of December 31, 2008. Mr. Greenwell’s share ownership was approximately 2.42 times his annual base salary as of December 31, 2008 due to the recent decline in the price of our stock.
In October 2007, our Board of Directors implemented share ownership guidelines of 20,000 shares for all non-employee directors except the Chairman, which guideline is 30,000 shares. All newly elected directors are to be allowed a five-year period from election to satisfy the new guidelines.
B. Indemnity Agreements
Terra’s charter and bylaws provide indemnification for its officers and directors to the maximum extent permitted by law. In general, we will pay the costs of legal defense, settlements or judgments on behalf of the officer or director relating to actions taken in the course of employment or service with Terra, as long as conduct meets applicable standards. We have entered into Indemnity Agreements with the executive officers and directors, including the named executive officers. The agreements provide the maximum indemnity available under Maryland General Corporate Law, which is substantially the same as that provided under our charter and bylaws, and provide for certain procedural requirements in order to obtain indemnification, the timing of required determinations, indemnification payments, advancement of expenses, and the rights of officers and directors in the event that we fail to provide indemnification or to advance expenses.
C. Role of Executive Officers in Determining Compensation
Executive officers who are directly involved in administering the executive compensation program include Mr. Bennett and Mr. Ewing, who is our Vice President, Investor Relations and Human Resources. Mr. Bennett is excluded from discussions and decisions regarding his own compensation. Mr. Ewing manages the administrative aspects of the Compensation Committee’s relationship with Towers Perrin, as well as the calculation and presentation to the Compensation Committee of proposed executive annual salaries, annual incentive awards, and long-term incentive awards. Mr. Ewing corresponds frequently with Mr. Fraser, the Chairman of our Compensation Committee. Mr. Ewing communicates frequently with Mr. Bennett in all matters relating to executive compensation, other than those matters that relate to Mr. Bennett’s own compensation. Mr. Ewing also occasionally relies on Mr. Greenwell, our Senior Vice President and Chief Financial Officer, to calculate and review Terra’s ROCE, which is the relevant performance measure under our Annual Incentive Plan and our long-term incentive program. Mr. Huey, Vice President, General Counsel and Corporate Secretary, is engaged with respect to legal and SEC issues relating to executive compensation, including reporting and disclosure issues.
Pursuant to its charter, the Compensation Committee is required to meet at least twice annually but will meet more frequently to the extent necessary. In 2008, the Compensation Committee met three times. Generally, executive officers who attend the meetings are Mr. Bennett, Mr. Ewing, and Mr. Huey, who acts as secretary of the meeting. Mr. Bennett and Mr. Ewing present the recommendations for any changes to compensation of our executive officers, except that no recommendations are made with respect to Mr. Bennett. Mr. Bennett makes recommendations to the Compensation Committee regarding the level of annual and long-term incentive awards for executive officers other than himself and reviews the performance of such executive officers with regards to payout levels of incentive awards, but the Compensation Committee makes the final determinations regarding grants and payout levels of awards. Mr. Bennett’s day-to-day knowledge of the performance of the executives of Terra enables him to better evaluate the performance of the executives. The Compensation Committee considers the recommendations of Mr. Bennett as well as market data and the overall compensation objectives of Terra in making its determinations. Final decisions regarding compensation for Mr. Bennett are made by the Compensation Committee in executive session, excluding all members of management. Decisions regarding Mr. Bennett are then communicated by Messrs. Slack and Fraser to Mr. Bennett and subsequently to Mr. Ewing. Mr. Ewing is responsible for implementing all approved changes. Decisions regarding the other executive officers are communicated by Mr. Bennett to Mr. Ewing.
D. Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three other most highly compensated officers (excluding the Chief Financial Officer), to the extent that such compensation is not “performance-based” as defined in Section 162(m). To qualify as “performance-based” compensation, certain pre-established objective performance goals and certain other conditions must be met. We have considered the potential impact of Section 162(m) on Terra’s compensation plans and have determined that it is consistent with Terra’s best interests for the compensation of our executives to qualify for the deduction available under Section 162(m) where possible. Therefore, we have designed certain of our plans and programs, including the 2008 Annual Incentive Plan and the 2008 performance share grants, as described above, to qualify for deductibility under Section 162(m).
In 2008, the Internal Revenue Service released guidance impacting the deductibility pursuant to Section 162(m) of certain bonuses or other programs if the bonus or program is referred to in the severance formula of an employee’s employment agreement. We are considering the impact of this guidance on our plans and programs and on the employment severance agreements described above, and, upon their renewal in October 2009, we may decide to revise the language contained in the employment severance agreements to comply with this guidance.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Terra’s Annual Report on Form 10-K and this proxy statement on Schedule 14A.
Members of the Compensation Committee
of the Board of Directors
Dod A. Fraser, Chairman
David E. Fisher
Peter S. Janson
Dennis McGlone

Executive Compensation
Summary Compensation Table
The following table summarizes the compensation of each of our named executive officers for the fiscal year ended December 31, 2008. The named executive officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below.

							Change in
							Pension Value
							& Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name & Principal			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)(6)	Total ($)

M. Bennett,	2008	$592,308	$—	$2,879,126	$—	$1,710,000	$184,533	$25,028	$5,390,994
President & CEO	2007	$540,385	$—	$2,770,201	$—	$1,468,500	$96,713	$24,166	$4,899,965
	2006	$492,308	$—	$1,147,153	$—	$—	$80,572	$22,421	$1,742,453

D. Greenwell,	2008	$325,385	$—	$586,218	$—	$396,000	$—	$23,800	$1,331,403
SVP & CFO (7)	2007	$268,404	$1,250	$377,773	$—	$298,750	$—	$35,285	$981,462
	2006

J. Giesler,	2008	$238,769	$—	$481,653	$—	$275,000	$31,359	$21,460	$1,048,241
SVP Commercial Operations	2007	$230,462	$—	$559,488	$—	$230,000	$26,366	$20,578	$1,066,894
	2006	$222,615	$—	$295,988	$—	$—	$31,718	$24,248	$574,570

R. Sanders, Jr.	2008	$238,615	$—	$450,186	$—	$290,000	$28,185	$23,066	$1,030,053
VP Manufacturing	2007	$216,154	$—	$456,517	$—	$245,000	$18,420	$21,777	$957,868
	2006	$197,692	$—	$233,094	$—	$—	$20,077	$23,540	$474,403

J. Huey	2008	$283,462	$—	$407,612	$—	$275,000	$—	$21,403	$987,476
VP, General Counsel	2007	$273,077	$—	$217,079	$—	$265,000	$—	$26,919	$782,075
& Corporate Secretary (7)	2006

(1)	Represents annual incentive plan payments in excess of the named executive officer’s maximum opportunity under the annual incentive plan.

(2)	Represents the compensation costs of equity grants for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the named executive officer. See Terra’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for equity grants is spread over the number of months of service required for the grant to become non-forfeitable. For additional information about stock-based grants made in 2008, see the Grants of Plan-Based Awards table and accompanying footnotes and narrative.

(3)	Reflects the amount earned for 2008 performance under the annual incentive plan, up to the individual’s maximum incentive opportunity. Amounts were earned in 2008 and paid in 2009, and 2007 amounts were earned in 2007 and paid in 2008.

(4)	In the case of each of our named executive officers other than Messrs. Greenwell and Huey, amounts shown are solely an estimate of the increase for 2008 in the actuarial present value of the named executive officer’s age 65 accrued benefit under the Terra Industries Inc. Employees’ Retirement Plan (“Retirement Plan”) and, in the case of Messrs. Bennett, Giesler and Sanders, under the Terra Industries Inc. Excess Benefit Plan (“SERP”). No amount is payable under these plans before a participant attains age 55.

(5)	Assumptions used to calculate the actuarial present value of the accrued benefits of the named executive officers are further described under Pension Benefits in Fiscal Year 2008 Table on page 49. The Change in Pension Value and Non-qualified Deferred Compensation Earnings Column also reports the amount of above market earnings on compensation that is deferred outside of tax-qualified plans. No amount is reported with respect to earnings on deferred compensation plans because above market rates are not permitted under the Supplemental Deferred Compensation Plan.

(6)	See “All Other Compensation” disclosure for details.

(7)	Messrs. Greenwell and Huey were not named executive officers in 2006.

All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

		Registrant
	Perquisites &	Contributions
	Other	to Defined		Tax
	Personal	Contribution	Insurance	Reimbursements
Name	Benefits(1)	Plans(2)	Premiums(3)	(4)	Other(5)	Total

M. Bennett, President & CEO	$6,885	$10,800	$2,798	$4,484	$60	$25,028

D. Greenwell, SVP & CFO	$6,885	$11,118	$496	$5,241	$60	$23,800

J. Giesler, SVP Commercial Operations	$5,773	$11,230	$521	$3,876	$60	$21,460

R. Sanders, VP Manufacturing	$7,306	$10,333	$521	$4,846	$60	$23,066

J. Huey, VP, General Counsel & Corporate Secretary	$4,685	$10,975	$1,849	$3,833	$60	$21,403

(1)	Amounts include only country club dues for each executive.

(2)	Includes company contributions to each executive’s 401(k) account.

(3)	Includes group life insurance premiums for coverage in excess of $50,000.

(4)	Includes tax gross-ups paid by Terra in 2008 on perquisites and other benefits from 2007. These gross-ups are based only on taxes from company payment of country club dues for all of the named executive officers.

(5)	Value of gift card given to each named executive officer during 2008.

Grants of Plan-Based Awards in 2008
The following table provides information on awards under the Annual Incentive Plan and restricted share and performance share awards granted in 2008 to each of our named executive officers. The amount of the performance share awards and restricted share awards that was expensed in 2008 is shown in the Summary Compensation Table on page 37.

											All Other
										All Other	Option
										Stock	Awards:
										Awards:	Number	Exercise
				Estimated Future Payouts Under						Number	of	or Base		Grant Date
			Type	Non-Equity Incentive Plan			Estimated Future Payouts Under			of Shares	Securities	Price of	Market	Fair Value
			of	Awards(4)			Equity Incentive Plan Awards(5)			of Stock	Underlying	Option	Price on	of Stock &
	Grant	Date of	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Option
Name	Date(1)	Action(2)	(3)	($)	($)	($)	(#)	(#)	(#)	(#)(6)	(#)	($ / Sh)	Date	Awards(7)

M. Bennett,	16-Jul-08	15-Jul-08	RS							12,100	—	NA	$46.44	$561,924
President & CEO	22-Feb-08	13-Feb-08	PS				—	28,000	56,000				$47.75	$2,674,000
	22-Feb-08	—	AI	450,000	900,000	1,800,000								NA
D. Greenwell,	16-Jul-08	15-Jul-08	RS							4,300	—	NA	$46.44	$199,692
SVP & CFO	22-Feb-08	13-Feb-08	PS				—	4,900	9,800				$47.75	$467,950
	22-Feb-08	—	AI	99,000	198,000	396,000								NA
J. Giesler,	16-Jul-08	15-Jul-08	RS							3,200	—	NA	$46.44	$148,608
SVP Commercial Operations	22-Feb-08	13-Feb-08	PS				—	3,600	7,200				$47.75	$343,800
	22-Feb-08	—	AI	72,000	144,000	288,000								NA

R. Sanders,	16-Jul-08	15-Jul-08	RS							3,200	—	NA	$46.44	$148,608
VP Manufacturing	22-Feb-08	13-Feb-08	PS				—	3,600	7,200				$47.75	$343,800
	22-Feb-08	—	AI	72,600	145,200	290,400								NA
J. Huey,	16-Jul-08	15-Jul-08	RS							3,700	—	NA	$46.44	$171,828
VP, Gen. Counsel & Corp. Secretary	22-Feb-08	13-Feb-08	PS				—	4,300	8,600				$47.75	$410,650
	22-Feb-08	—	AI	71,250	142,500	285,000								NA

(1)	Reflects the date grants were actually made.

(2)	Reflects the date grants were approved by the Compensation Committee.

(3)	For purposes of this table, RS means a grant of Restricted Stock, PS means a grant of Performance Stock and AI means a grant under the Annual Incentive Plan.

(4)	Reflects grants made under Terra’s Annual Incentive Plan. Actual payouts under this plan are based on performance versus financial targets over the corresponding fiscal year and individual performance. Cash payouts are made after completion of the one-year performance period. Threshold awards are 50% of target and maximum awards are 200% of target.

(5)	Reflects grants of performance shares made under Terra’s long-term incentive performance plan. Actual payouts under this plan are based on performance versus financial targets over a three-year period and depend on actual performance versus targets over the performance period, except that in the event of a change in control, performance shares will be issued immediately at the higher of target or actual performance level for the quarters completed prior to the change in control. Threshold award is zero shares, and maximum award is 200% of targeted shares.

(6)	Reflects grants of restricted shares that have time-based vesting, which vest 100% on the third anniversary of the grant date or immediately upon a change in control (except for 2008 grants, which vest 100% on the third anniversary of the grant date or upon a change in control and subsequent qualifying termination).

(7)	Amounts reflect maximum payouts for the performance share grants and stock price on the date of grant.

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis.
Employment Severance Agreements
Background
On October 5, 2006, we entered into an employment severance agreement with each of our named executive officers other than Mr. Huey, with whom we entered into an employment severance agreement on October 25, 2006. The named executive officers were previously parties to executive retention agreements with us, which provided for severance and other benefits in the event of a termination of employment following a change in control. The new employment severance agreements supersede and replace the executive retention agreements and provide for severance and other benefits in the event of a termination of employment under circumstances that are both related to and unrelated to a change in control.
Term
Each employment severance agreement has a three-year term, with the exception of the agreement with Mr. Bennett, which has a five-year term. The term may be extended for additional one-year periods in the sole discretion of the Board of Directors. The employment severance agreements may not be terminated during the two-year period following a change in control of Terra without the executive’s consent.
Severance and Post-Termination Benefits
The employment severance agreements provide that the executives will be entitled to certain compensation and benefits upon a qualifying termination of employment. The extent and nature of the compensation and benefits are identified and quantified in the disclosure entitled “Post-Employment Payments”, which appears on page 53 of this Proxy Statement.
Excise Tax Gross-Up
The employment severance agreements provide that the executives will be entitled to a gross-up payment to make the executives whole for any excise taxes imposed as a result of Section 280G of the Internal Revenue Code. Entitlement to a gross-up payment is not contingent on an executive’s termination of employment. The estimated amount of the excise tax gross-up for each named executive officer is quantified in the disclosure entitled “Post-Employment Payments”, which appears on page 53 of this Proxy Statement.
Restrictive Covenants
The employment severance agreements contain restrictive covenants that apply following termination of a named executive officer’s employment with Terra and are described in the disclosure entitled “Post-Employment Payments”, which appears on page 53 of this Proxy Statement.

Annual Incentive Compensation
2008 Officer and Key Employee Incentive Plan
We maintain an Annual Incentive Plan in which our officers and other key employees selected by Mr. Bennett are entitled to participate. As described in the Compensation Discussion and Analysis, the Annual Incentive Plan provides participants, including the named executive officers, the opportunity to earn annual cash incentive awards based upon the achievement of certain performance goals. Awards are paid from a pool established by the Compensation Committee. Funding of the pool for 2008 was based on performance targets relating to return on capital employed. A description of performance target levels and corresponding funding levels is set forth in the Compensation Discussion and Analysis.
Each named executive officer’s threshold, target and maximum incentive award amounts are disclosed in the Grants of Plan-Based Awards table. Annual incentive payments may not be increased to an amount greater than the named executive officer’s target bonus times the pool funding percentage, but may be decreased in the discretion of the Compensation Committee. Payment of an annual incentive award is made as soon as practicable following our determination of whether and to what extent performance goals have been satisfied, subject to approval by the Compensation Committee. Generally, in order to be entitled to receive an annual incentive award payment, an employee must be employed during the applicable fiscal year and until the date of payment.
For 2008, our Compensation Committee set the following target annual incentive award amounts for the named executive officers:
•	Mr. Bennett’s target annual incentive award was equal to 150% of base salary;

•	The target annual incentive award for each of Messrs. Greenwell, Giesler and Sanders was equal to 60% of base salary; and

•	Mr. Huey’s target annual incentive award was equal to 50% of base salary.
In 2008, Terra exceeded the maximum level of performance under the Annual Incentive Plan, and therefore the incentive pool was funded at the maximum level. Each of our named executive officers was eligible to receive an amount of up to 200% of their target annual incentive award amounts. The actual awards granted to each of our named executive officers was determined by our Compensation Committee, based on its determination of each named executive officer’s fulfillment of his individual performance goals. For each of Messrs. Bennett, Giesler, Sanders and Huey, the Compensation Committee, in its discretion, granted an award that was less than such executive’s maximum target level. For Mr. Greenwell, the Compensation Committee, in its discretion, granted an award that was equal to his maximum target level. This result is reflected in the Non-Equity Incentive Plan Compensation and Bonus columns of the Summary Compensation Table.
Long-Term Incentive Awards
We maintain the Terra Industries Inc. Stock Incentive Plan of 2002, which we refer to as the 2002 Plan, and the 2007 Omnibus Incentive Compensation Plan, which we refer to as the 2007 Plan, under which the Compensation Committee may grant to the named executive officers, as well as other eligible employees, stock options, stock appreciation rights, restricted shares, performance shares and other forms of stock-based compensation.
2008 Long-Term Incentive Grants
For 2008, the Compensation Committee granted each of our named executive officers an award based on a combination of restricted shares and performance shares. Each named executive officer’s target grant was determined as a percentage of base salary. For 2008, our Compensation Committee set the following target long-term incentive award values for the named executive officers:
•	Mr. Bennett’s target long-term incentive award was equal to 300% of base salary;

•	The target long-term incentive award for each of Messrs. Greenwell, Giesler, Sanders and Huey was equal to 130% of base salary.
With the exception of Mr. Bennett, all executive officers were expected to receive one half of their grants in the form of restricted shares and the other half in the form of performance share grants. Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants. In all cases, the number of shares subject to the grant was calculated by dividing the target dollar value of the award by the average of Terra’s closing stock price during the twenty trading days prior to the date that the awards were approved by the Compensation Committee. The average stock price was rounded to the nearest fifty cents, and the target number of shares was rounded to the nearest 100 shares.
The number of shares of Terra common stock subject to each grant and the grant date fair value of these awards is reflected in the Grants of Plan-Based Awards table. The accounting cost recognized in 2008 with respect to outstanding equity grants is reflected in the Summary Compensation Table.
•	Restricted share grants. We granted restricted shares to each of our named executive officers on July 16, 2008. The principal terms and conditions of these grants are described below.
–	Vesting. Each restricted share grant is subject to cliff vesting with respect to 100% of the restricted shares subject to the award on the third anniversary of the grant date. However, in the event of a termination of employment without cause or for good reason following a change in control of Terra (within the meaning of the restricted share award agreements) or termination of employment due to death or total disability, all restricted shares will become immediately vested. The Compensation Committee has the authority to extend or accelerate the vesting period at any time, in its discretion.

–	Forfeiture. Upon an executive’s termination of employment for any reason other than death, total disability, termination without cause or for good reason following a change in control of Terra or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested restricted shares held by the executive will be immediately forfeited and terminated.

–	Voting and Dividend Rights. Holders of restricted shares are entitled to all rights of a stockholder of Terra, including the right to vote and receive dividends with respect to the restricted shares. However, if any distribution is made to our stockholders other than a cash dividend, then any securities or other property received by other stockholders will be subject to the same restrictions applicable to the restricted shares.
•	Performance share grants. We granted performance shares to each of our named executive officers on February 22, 2008. The principal terms and conditions of these grants are described below.
–	Vesting. Each performance share grant is subject to cliff vesting with respect to all shares subject to the award after December 31, 2010, based on achievement of the performance goals during the period from January 1, 2008 through December 31, 2010, as described in the Compensation Discussion and Analysis. Upon vesting, a holder will become entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of performance goals. In the event of a change in control of Terra (within the meaning of the performance share award agreements), vesting of performance share awards will immediately accelerate and the holder will be entitled to the greater of the target number of shares subject to the award and a number based on actual company performance prior to the change in control. In the event of termination of employment due to death, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability, performance shares will continue to vest following termination based on achievement of performance goals. In special circumstances, as determined by the Compensation Committee, the Compensation Committee may extend the period for earning all or a portion of a holder’s performance shares.

–	Forfeiture. Upon an executive’s termination of employment prior to the end of the performance period for any reason other than death, total disability or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested performance shares held by the executive will be immediately forfeited and terminated.
Pre-2008 Long-Term Incentive Grants
In accordance with applicable disclosure rules, the Stock Awards column of the Summary Compensation Table reflects the amounts that we recognized as an accounting expense for 2008 in connection with restricted shares and performance share awards granted in 2008 and in prior years. An expense was recognized in 2008 for prior-year awards granted in 2005, 2006 and 2007. We granted time-based restricted shares in 2005, 2006 and 2007 on terms and conditions that are substantially the same as the grants made in 2008 and described above, except that the prior grants of restricted shares will vest in full upon the change in control of Terra. We also made performance share grants in 2006 and 2007. These grants, which were made on February 17, 2006 and February 28, 2007, were subject to three-year performance periods ending on December 31, 2008 and December 31, 2009, respectively.

Retirement Benefits
Defined Benefit Pension Plans
We maintain a U.S. tax-qualified defined benefit plan, and an excess benefit plan, which we refer to as the SERP which covers certain named executive officers. For a description of the material terms of these plans and the present value of each named executive officer’s accumulated benefits under these plans as of December 31, 2008, see the Pension Benefits in Fiscal Year 2008 Table and accompanying disclosure, beginning on page 49.
Defined Contribution Plans
We maintain a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including each of our named executive officers. The 401(k) plan permits employees to contribute a portion of eligible pay to the plan on a pre-tax basis. During 2008, we matched 100% of the first 3% of eligible compensation that an employee contributed to the 401(k) plan and 60% of the next 3% of pay contributed. In addition, in the case of employees hired after June 30, 2003 and who are therefore ineligible to participate in the U.S. tax-qualified defined benefit plan, we made an additional non-elective contribution for 2008 equal to 3.2% of eligible compensation. The amount of our 2008 contribution to the 401(k) plan on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.

Outstanding Equity Awards at 2008 Fiscal Year-End
The following table provides information on the holdings of stock option and stock awards by each of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
									Equity
			Equity Incentive						Incentive Plan		Equity Incentive
			Plan Awards:						Awards:		Plan Awards:
	Number of	Number of	Number of						Number of		Market or Payout
	Securities	Securities	Securities					Market Value	Unearned		Value of
	Underlying	Underlying	Underlying			Number of		of Shares or	Shares, Units		Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Shares or Units of		Units of Stock	or Other Rights		Units or Other
	Options (#)	Options (#) Un-	Unearned	Exercise	Expiration	Stock That Have Not		That Have Not	That Have Not		Rights That Have
Name	Exercisable	exercisable	Options (#)	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)		Not Vested ($)(1)
M. Bennett,	—	—	—	—	—	77,000	(2)	$1,283,590
President & CEO						20,400	(3)	$340,068
						12,100	(4)	$201,707
									138,000	(5)	$2,300,460
									56,000	(6)	$933,520
D. Greenwell,	—	—	—	—	—	21,400	(2)	$356,738
SVP & CFO						7,200	(3)	$120,024
						4,300	(4)	$71,681
									20,800	(5)	$346,736
									9,800	(6)	$163,366
J. Giesler,	—	—	—	—	—	24,100	(2)	$401,747
SVP Commercial Operations						5,600	(3)	$93,352
						3,200	(4)	$53,344
									18,800	(5)	$313,396
									7,200	(6)	$120,024
R. Sanders,	—	—	—	—	—	20,000	(2)	$333,400
VP Manufacturing						5,300	(3)	$88,351
						3,200	(4)	$53,344
									17,800	(5)	$296,726
									7,200	(6)	$120,024
J. Huey,	—	—	—	—	—	24,000	(2)	$400,080
VP, General Counsel & Corporate Secretary						6,600	(3)	$110,022
						3,700	(4)	$61,679
									22,400	(5)	$373,408
									8,600	(6)	$143,362
See footnotes on following page.

(1)	Based on a year-end closing price of $16.67 per share.

(2)	Restricted shares will time-vest on August 3, 2009 or earlier upon a change-in-control.

(3)	Restricted shares will time-vest on July 26, 2010 or earlier upon a change-in-control.

(4)	Restricted shares will time-vest on July 18, 2011 or earlier upon a change-in-control and subsequent qualifying termination.

(5)	This performance plan cycle will end December 31, 2009. The actual number of shares paid out subsequent to that time will depend on actual performance versus targets over the performance period, except that in the event of a change-in-control, performance shares will be paid out immediately at the higher of target or actual performance level of the quarters completed prior to the change-in-control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested column are based on performance through December 31, 2008 (200% of target) for the 2007 performance plan grant.

(6)	This performance plan cycle will end December 31, 2010. The actual number of shares paid out subsequent to that time will depend on actual performance verses targets over the performance period, except that in the event of a change-in-control, performance shares will be paid out immediately at the higher of target or actual performance level of the quarters completed prior to the change-in-control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested column are based on performance through December 31, 2008 (200% of target) for the 2008 performance plan grant.

Option Exercises and Stock Vested
The following table provides information, for each of our named executive officers, on the number of restricted shares that became vested in 2008 and the value realized before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired on	Value Realized	Acquired on Vesting		Value Realized
Name	Exercise (#)	on Exercise ($)	(#)		on Vesting ($)

M. Bennett,			54,000	(1)	3,008,880
President & CEO	—	—	308,000	(2)	5,134,360

D. Greenwell,			9,579	(3)	380,957
SVP & CFO			7,500	(1)	417,900
	—	—	42,800	(2)	713,476

J. Giesler,			25,000	(1)	1,393,000
SVP Commercial Operations	—	—	48,200	(2)	803,494

R. Sanders,			18,500	(1)	1,030,820
VP Manufacturing	—	—	40,000	(2)	666,800

J. Huey, VP, General Counsel & Corporate Secretary	—	—	—		—

(1)	Reflects time-vesting restricted shares vesting on July 30, 2008, at a price of $55.72. Shares were granted on July 29, 2005.

(2)	Reflects performance share awards for performance from January 1, 2006 through December 31, 2008. Shares were not actually delivered until February 17, 2009, when the Compensation Committee determined the level of performance achieved. Number of shares is based on performance through December 31, 2008 (200% of target) and the share price is based on the December 31, 2008 closing price of $16.67.

(3)	Reflects time-vesting restricted shares vesting on April 7, 2008, at a price of $39.77. Shares were granted on April 4, 2005.

Pension Benefits in Fiscal Year 2008
The following table sets forth information on the pension benefits for each of our named executive officers as of December 31, 2008.

			Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)
M. Bennett, President & CEO	Terra Industries Inc. Employees’ Retirement Plan	36	$571,695	$—

	Terra Industries Inc. Excess Benefit Plan	36	$800,882	$—

D. Greenwell, SVP & CFO (3)	—	—	$—	$—

J. Giesler, SVP Commercial Operations	Terra Industries Inc. Employees’ Retirement Plan	21	$219,454	$—

	Terra Industries Inc. Excess Benefit Plan	21	$5,589	$—

R. Sanders, VP Manufacturing	Terra Industries Inc. Employees’ Retirement Plan	15	$164,670	$—

	Terra Industries Inc. Excess Benefit Plan	15	$4,532	$—

J. Huey, VP,	—	—	$—	$—
General Counsel & Corporate Secretary (3)

(1)	Except in the case of Mr. Giesler, credited service is the period of the executive’s actual service with Terra. In the case of Mr. Giesler, credited service commenced on August 1, 1987, which was the date Mr. Giesler became employed by Freeport McMoran Inc. (“FMI”). FMI owned Agricultural Minerals and Chemicals Inc., which was acquired by Terra. Mr. Giesler’s benefits under the Retirement Plan are offset by benefits under the FMI defined benefit pension plan.

(2)	Actuarial present value for the Retirement Plan and SERP was determined in accordance with the following assumptions:
•	Discount rate equals 6.75%.

•	Postretirement mortality was projected using the 2008 IRC 430 Annuitant Mortality Table.

•	Employees are assumed to have elected benefits in the form of a single life annuity.

•	Benefits commence at age 65.
(3)	Messrs. Greenwell and Huey are not participants in the Terra Industries Inc. Employees’ Retirement Plan or Excess Benefit Plan.
We maintain a U.S. tax-qualified defined benefit plan (the Terra Industries Inc. Employees’ Retirement Plan or the “Retirement Plan”) for the benefit of all U.S. employees hired before July 1, 2003, including each of our named executive officers except Messrs. Greenwell and Huey. The Retirement Plan is closed to employees hired on or after July 1, 2003.
We also maintain an excess benefit plan (the SERP). The purpose of the SERP is to restore those benefits that a participant would otherwise lose in the tax-qualified plan due to Internal Revenue Code compensation limits and benefit limits.

Retirement Plan
Benefit Accrual Formula
The Retirement Plan provides an unreduced single life annuity at age 65 equal to an amount which:
     Multiplies
•	1.55% of the highest 60-month average pensionable compensation by

•	Years of credited service and
     Subtracts
•	0.6% of the highest 60-month average pensionable compensation up to the social security compensation limit multiplied by years of credited service (up to a maximum of 35 years).
Prior to 2004, pensionable compensation included total salary and wages paid to the participant for services rendered in the period considered as service, including bonuses, overtime, commissions and salary deferrals under a Section 401(k) or Section 125 plan. Effective January 1, 2004, bonuses are no longer considered as part of pensionable compensation.
Vesting
An employee hired prior to July 1, 2003 became eligible to participate once he or she had completed a 12 consecutive month period of at least 1,000 hours of service. Benefits under the Retirement Plan cliff vest after five years of service.
Early Retirement
Eligibility for early retirement under the Retirement Plan is age 55 with 5 years of vesting service. For a participant who commences pension benefits directly from active status, the early retirement reductions are 3% per year from age 65, 10% per year from age 60, 8% per year from age 59, 6% per year from age 58 and 5% per year from age 56. All other participants who commence pension benefits prior to age 65 are subject to an actuarial reduction of 6.67% per year from age 65 and 3.33% per year from age 60. As of the date of this Proxy Statement, only Mr. Bennett is eligible for early retirement under the Retirement Plan.
Forms of Benefit
Participants in the Retirement Plan generally can choose among the following optional forms of benefit:
•	Single life annuity

•	50% joint and survivor annuity

•	75% joint and survivor annuity

•	100% joint and survivor annuity

•	10-year or 15-year certain and life annuity

•	Social Security level income benefit.
Each option is provided on an actuarially equivalent basis.
SERP
The Retirement Plan benefits are limited by various constraints by the Internal Revenue Code. The SERP is an unfunded plan maintained to provide benefits to a certain group of management and highly compensated employees. The terms of the SERP, as they relate to our named executive officers, with respect to benefit accrual formula, vesting, early retirement and forms of benefit are the same as the Retirement Plan, except that under the SERP, pensionable compensation is not subject to the limits imposed by the Internal Revenue Code and deferred compensation is not excluded from the definition of pensionable compensation under the SERP.

Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Withdrawals	Aggregate
	Contributions	Contributions	Earnings	/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(1)	($)(1)	($)	($)

M. Bennett,	$—	$—	$—	$—	$—
President & CEO

D. Greenwell,	$—	$—	$—	$—	$—
SVP & CFO

J. Giesler,	$—	$—	$976	$—	$39,847
SVP Commercial Operations

R. Sanders,	$—	$—	$(88,448)	$—	$135,694
VP Manufacturing

J. Huey,	$—	$—	$—	$—	$—
VP, General Counsel & Corporate Secretary

(1)	The deferred compensation plan was frozen prior to 2008. See the narrative accompanying this table for more detail about this plan.
The Nonqualified Deferred Compensation table shows information about our Supplemental Deferred Compensation Plan, which was frozen with respect to future deferrals on December 31, 2004. In general, prior to January 1, 2005, the plan allowed participants to defer up to 20% of the participant’s annual base salary and 20% of the participant’s annual cash incentive awards and to determine how to invest amounts deferred pursuant to the plan.
Participants with notional account balances remaining under the Supplemental Deferred Compensation Plan are permitted to invest their balances in various mutual funds. Participants are permitted to make unlimited changes to their investment alternatives under the Supplemental Deferred Compensation Plan.
For 2008, the value of Mr. Giesler’s account balance increased by 3% and the value of Mr. Sanders’ account balance decreased by 39%. Such changes were solely attributable to investment gains or losses, as applicable.

Post-Employment Payments
This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer’s employment or a change in control of Terra.
M. Bennett, President & CEO

					Qualifying
					Termination	Change in	Change in
					Unrelated to a	Control	Control &
					Change in	Without	Qualifying
	Death	Disability	For Cause	Voluntary	Control	Termination	Termination

Cash Severance	$—	$—	$—	$—	$2,250,000	$—	$3,000,000
Equity
Restricted Shares	$1,825,365	$1,825,365	$—	$—	$—	$1,623,658	$1,825,365
Performance Share Awards	$3,233,980	$—	$—	$—	$—	$3,233,980	$3,233,980
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$5,059,345	$1,825,365	$—	$—	$—	$4,857,638	$5,059,345
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$357,090
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$357,090
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$21,583	$—	$21,583
Outplacement	$—	$—	$—	$—	$72,000	$—	$72,000
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$1,878,390	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$2,117,608
Total	$—	$1,878,390	$—	$—	$93,583	$—	$2,211,191

Total	$5,059,345	$3,703,755	$—	$—	$2,343,583	$4,857,638	$10,627,626

D. Greenwell, SVP & CFO

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$792,000	$—	$1,056,000
Equity
Restricted Shares	$548,443	$548,443	$—	$—	$—	$476,762	$548,443
Performance Share Awards	$510,102	$—	$—	$—	$—	$510,102	$510,102
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,058,545	$548,443	$—	$—	$—	$986,864	$1,058,545
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$28,510	$—	$28,510
Outplacement	$—	$—	$—	$—	$39,600	$—	$39,600
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$2,368,971	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$701,757
Total	$—	$2,368,971	$—	$—	$68,110	$—	$769,867

Total	$1,058,545	$2,917,414	$—	$—	$860,110	$986,864	$2,884,412
J. Giesler, SVP Commercial Operations

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$576,000	$—	$768,000
Equity
Restricted Shares	$548,443	$548,443	$—	$—	$—	$495,099	$548,443
Performance Share Awards	$433,420	$—	$—	$—	$—	$433,420	$433,420
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$981,863	$548,443	$—	$—	$—	$928,519	$981,863
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$79,131
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$79,131
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$15,252	$—	$15,252
Outplacement	$—	$—	$—	$—	$28,800	$—	$28,800
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$983,356	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$—
Total	$—	$983,356	$—	$—	$44,052	$—	$44,052

Total	$981,863	$1,531,799	$—	$—	$620,052	$928,519	$1,873,046

R. Sanders, VP Manufacturing

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$580,800	$—	$774,400
Equity
Restricted Shares	$475,095	$475,095	$—	$—	$—	$421,751	$475,095
Performance Share Awards	$416,750	$—	$—	$—	$—	$416,750	$416,750
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$891,845	$475,095	$—	$—	$—	$838,501	$891,845
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$58,844
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$58,844
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$21,583	$—	$21,583
Outplacement	$—	$—	$—	$—	$34,200	$—	$34,200
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$1,189,613	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$—
Total	$—	$1,189,613	$—	$—	$55,783	$—	$55,783

Total	$891,845	$1,664,708	$—	$—	$636,583	$838,501	$1,780,872
J. Huey, VP, General Counsel & Corporate Secretary

						Qualifying	Change in	Change in
						Termination	Control	Control &
						Unrelated to a	Without	Qualifying
	Death	Disability		For Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—		$—	$—	$—	$641,250	$—	$855,000
Equity
Restricted Shares	$571,781		$571,781	$—	$—	$—	$510,102	$571,781
Performance Share Awards	$516,770		$—	$—	$—	$—	$516,770	$516,770
Unexercisable Options	$—		$—	$—	$—	$—	$—	$—
Total	$1,088,551		$571,781	$—	$—	$—	$1,026,872	$1,088,551
Retirement Benefits
DB Plan	$—		$—	$—	$—	$—	$—	$—
DC Plan	$—		$—	$—	$—	$—	$—	$—
Total	$—		$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—		$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—		$—	$—	$—	$28,510	$—	$28,510
Outplacement	$—		$—	$—	$—	$29,040	$—	$29,040
Perquisites	$—		$—	$—	$—	$—	$—	$—
Long–Term Disability	$—	$		$—	$—	$—	$—	$—
Tax Gross–Ups	$—		$—	$—	$—	$—	$—	$571,677
Total	$—	$		$—	$—	$57,550	$—	$629,227

Total	$1,088,551		$571,781	$—	$—	$698,800	$1,026,872	$2,572,778

Named Executive Officers Employed by the Company as of December 31, 2008
We have entered into executive severance agreements and maintain certain plans that will require us to pay compensation and provide certain benefits to each of our named executive officers at, following, or in connection with the executive’s termination of employment or a change in control of Terra. The material terms and conditions relating to these payments and benefits are described below. Unless otherwise specifically noted, the terms described below apply to each named executive officer on an identical basis.
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2008, Other Than During the Two-Year Period Following a “Change in Control”
If a named executive officer’s employment with Terra had been involuntarily terminated by Terra without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2008, the executive would have been entitled to the following payments and benefits:
•	A lump-sum cash severance payment in an amount equal to 1.5 times the sum of his annual base salary at termination and his target annual incentive award for 2008;

•	Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan; and

•	Outplacement services at our expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer.
Termination Due to Death on December 31, 2008
If a named executive officer’s employment with Terra was terminated due to death on December 31, 2008, then his estate would have been entitled to the following payments and benefits:
•	Immediate vesting of all unvested restricted shares; and

•	Immediate vesting of all unvested performance shares at a level based on actual performance during the performance period through December 31, 2008.
Termination Due to Disability on December 31, 2008
If a named executive officer’s employment with Terra was terminated due to his disability on December 31, 2008, he would have been entitled to the following payments and benefits:
•	Immediate vesting of all unvested restricted shares; and

•	Payment of monthly disability benefits.
“Change in Control” Without a Qualifying Termination on December 31, 2008
If a “change in control” of Terra occurred on December 31, 2008, each named executive officer would have been entitled to the following benefits:
•	Immediate vesting of all unvested restricted shares granted prior to July 2008;

•	Immediate vesting of a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2008; and

•	Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2008 During the Two-Year Period Following a “Change in Control”
If a named executive officer’s employment with Terra was involuntarily terminated by Terra without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2008 and during the two-year period following a “change in control” of Terra, he would have been entitled to the following payments and benefits:
•	A lump-sum cash severance payment in an amount equal to two times the sum of his annual base salary at termination and his target annual incentive award for 2008;

•	Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan;

•	Outplacement services at our expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer;

•	Immediate vesting of all benefits accrued under the SERP and two years of additional age and service credit for purposes of calculating such benefits (only applicable to Messrs. Bennett, Giesler and Sanders, because Messrs. Greenwell and Huey do not participate in the SERP);

•	Immediate vesting of all unvested restricted shares;

•	Immediate vesting of a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2008; and

•	Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.
Material Defined Terms
The terms “cause” and “good reason” as used above are defined under the employment severance agreements and mean the following:
“Cause” means (i) the willful and continued failure of the executive to perform substantially the executive’s duties with Terra (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Terra; or (iii) the executive’s willful and material breach of the employment severance agreement.
“Good Reason” means, other than during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) our failure to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive) and (ii) delivery by Terra to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreement).
“Good Reason” means, during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) our failure to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive); (ii) delivery by Terra to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreements); (iii) a reduction in the executive’s annual base salary of 10% or more from the level in effect immediately prior to the “change in control”; (iv) the relocation of the executive’s principal place of employment to a location more than 50 miles from such executive’s principal place of employment immediately prior to the change; (v) a reduction in the executive’s target annual incentive award of more than 10% from the level in effect immediately prior to the “change in control”; (vi) a material diminution in the executive’s titles, duties, responsibilities or status from those in effect immediately prior to the “change in control”; (vii) the removal of the executive from, or any failure to re-elect the executive to, any of the offices the executive held immediately prior to the “change in control”; or (viii) any material reduction in the executive’s retirement, insurance or fringe benefits from the levels in effect immediately prior to the “change in control”.
The term “change in control”, as defined under the employment severance agreements, means, in general, the occurrence of any one of the following events: (i) certain changes in the membership of a majority of the Board of Directors; (ii) consummation of certain mergers or consolidations of Terra with any other corporation following which our stockholders hold less than 60% of the combined voting power of the surviving entity; (iii) approval by our stockholders of a plan of complete liquidation or dissolution of Terra; or (iv) certain acquisitions by a third party or third parties, acting in concert, of at least 25% of our then outstanding voting securities.
The definition of “change in control” for purposes of the restricted share agreements and the performance share agreements is substantially the same as that definition for purposes of the employment severance agreements.
Release Requirement
Pursuant to the employment severance agreements, an executive will not be entitled to severance and other separation benefits unless he executes a release of claims in favor of Terra and the release becomes effective and irrevocable.
Post-Employment Covenants
In exchange for the above-described payments and benefits to the extent provided for under the employment severance agreements, following termination of employment, the executive will remain subject to confidentiality, cooperation and non-solicitation/non-competition covenants that are set forth in the employment severance agreements. The confidentiality covenant prohibits the executive from disclosing “confidential information” as defined under the employment severance agreements. The cooperation covenant requires the executive to cooperate with Terra in connection with any lawsuit or investigation that is related to the executive’s employment with Terra. The non-solicitation/non-competition covenant prohibits the executive, for a period of one year following his termination of employment, from (i) engaging in any activity that is in competition with Terra (including any business relating to the production or marketing of nitrogen products) and (ii) soliciting or hiring any of our employees without our consent.
Methodologies and Assumptions Used for Calculating Other Potential Post-Employment Payments
For purposes of quantifying the other potential post-employment payments disclosed in the following tables, we utilized the following assumptions and methodologies:
•	Date of triggering event: The date of each triggering event is December 31, 2008.

•	Determination of cash severance: Following a qualifying triggering event, each named executive officer is entitled to cash severance equal to the sum of the named executive officer’s current base salary and target annual incentive award multiplied by the appropriate severance multiple. The severance multiple is 1.5 in the case of a termination other than within two years following a change in control of Terra, and is two in the case of a termination during the two-year period following a change in control. In accordance with this formula, each named executive officer’s cash severance was determined based on the following:
–	Mr. Bennett: Annual base salary of $600,000 as of December 31, 2008, and 2008 target annual incentive award of $900,000.

–	Mr. Greenwell: Annual base salary of $330,000 as of December 31, 2008, and 2008 target annual incentive award of $198,000.

–	Mr. Giesler: Annual base salary of $240,000 as of December 31, 2008, and 2008 target annual incentive award of $144,000.

–	Mr. Sanders: Annual base salary of $242,000 as of December 31, 2008, and 2008 target annual incentive award of $145,200.

–	Mr. Huey: Annual base salary of $285,000 as of December 31, 2008, and 2008 target annual incentive award of $142,500.
•	Number of performance shares subject to vesting in the event of a change in control: The performance share award agreements provide that in the event of a “change in control” of Terra, a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2008 will become vested. Based on company performance as of December 31, 2008, the actual performance number for each of the outstanding performance share grants is at least equal to the maximum level of performance, and, therefore, we have assumed vesting at the maximum level (200% of target).

•	Number of restricted shares subject to vesting in the event of death or disability: The restricted share award agreements for the outstanding grants of restricted shares provide that in the event of a termination of employment due to death or disability, the restricted shares subject to such grant will vest in full.

•	Number of performance shares subject to vesting in the event of death: The performance share award agreements provide that in the event of a termination of employment due to death, performance shares will vest at a level based on actual performance during the performance period through the date of death. Based on company performance as of December 31, 2008, the actual performance number for each of the outstanding performance share grants is at least equal to the maximum level of performance, and, therefore, we have assumed vesting at the maximum level (200% of target).

•	Value of restricted shares and performance shares subject to vesting: The value of each restricted share and performance share that was subject to vesting upon a triggering event was determined by multiplying the number of shares subject to vesting by the closing price of Terra common stock on December 31, 2008, the last trading day of 2008 (i.e., $16.67).

•	Value of continuation of health and dental benefits: The value of health and dental benefits which are continued for a two-year period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions).

•	Value of post-termination outplacement services: The value of post-termination outplacement services was determined based on a value equal to approximately 12% of an executive’s annual base salary as of the date of termination of employment, which was adjusted based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employers’ Accounting for Postretirement Benefits Other Than Pensions).
•	Incremental value of accelerated vesting of SERP benefits and additional age/service credit in the event of a “change in control”: These amounts, which are applicable to Messrs. Bennett, Giesler and Sanders, were calculated by adding two years of credited service to the year-end 2008 total pension benefit (i.e., sum of tax-qualified pension and SERP) for the named executive officer and then determining the present value of that accrued benefit deferred to the date the executive reaches age 63, which is the earliest age at which unreduced pension benefits would be available to the executive with an extra two years of age. The actuarial basis for these determinations is the same as the basis used in the Pension Benefits Table.

•	Value of monthly disability benefits: The value of monthly disability benefits is based on the present value of the excess of each named executive officer’s monthly disability benefit under our long-term disability plan that covers the executive as of December 31, 2008, over the monthly disability benefit that would be payable under our long-term disability plan that is generally available to all employees. Amounts are calculated using a 7% discount rate and assuming that each named executive officer continues to receive monthly disability benefits until age 65.

•	Determination of excise tax payments and tax gross-up payments made in connection with a change in control: We determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officers upon either (i) a change in control of Terra or (ii) a qualifying termination of employment following a change in control. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Internal Revenue Code. We utilized the following key assumptions to determine the applicable named executive officer’s tax gross-up payment:
–	based on our performance through December 31, 2008, all of our outstanding performance share awards are currently expected to vest at 200% of the target level. Therefore, the amount of the excise tax with respect to the performance share awards was calculated assuming that all performance goals with respect to the performance share awards had already been met at the 200% level. The result is that the amount of the excise tax attributable to both the performance share awards and the restricted shares is based solely on the value of the accelerated vesting and the lapse of the obligation to perform future services;

–	a statutory Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 8.98%, which is the maximum individual income tax rate for Iowa;

–	each named executive officer’s Section 280G “base amount” was determined based on average W-2 compensation for the period from 2003-2007 (or the period of the executive’s employment with Terra, if shorter); and

–	the interest rate assumption was 120% of the applicable Federal rate for December 2008.

Director Compensation
The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2008.

					Change in Pension
				Non-Equity	Value &
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)(1)	($)(2)(3)	($)	($)	Earnings ($)	($)	Total ($)

Fisher, D.	$57,500	$166,242	$—	$—	$—	$—	$223,742
Fraser, D.	$46,500	$166,242	$—	$—	$—	$—	$212,742
Hesse, M.	$50,250	$166,242	$—	$—	$—	$—	$216,492
Janson, P.	$46,250	$166,242	$—	$—	$—	$—	$212,492
Kroner, J.	$43,750	$150,009	$—	$—	$—	$—	$193,759
McGlone, D.	$41,250	$150,009	$—	$—	$—	$—	$191,259
Slack, H.	$100,000	$249,364	$—	$—	$—	$—	$349,364

(1)	This column sets forth the amount of the fees earned by each director from Terra during 2008. For information about the nature of such fees, see the narrative accompanying this table.

(2)	These amounts represent the accounting cost of stock-based compensation granted from 2005 through 2008 that was accrued during 2008.

(3)	Includes restricted share awards of 10,000 shares made in 2005 (except for the grant to the Chairman of the Board, Mr. Slack, which was for 15,000 shares) and share awards of 3,100 shares made in 2008 (except for the grant to the Chairman of the Board, Mr. Slack, which was for 4,650 shares). Grants made in 2005 vest over a three-year period; grants made since 2006 are immediately vested.
In May 2003, the Board of Directors voted to compensate non-employee directors using a combination of cash and shares. In 2007, the Board of Directors again reviewed the compensation plan and structure for non-employee directors and made certain revisions thereto while leaving intact the mix of cash and shares.
Director Fees Paid in Cash
Under the director compensation policy, in 2008, Mr. Slack, Chairman of the Board, received an annual cash retainer of $100,000 (paid quarterly). The other non-employee directors each received an annual retainer of $27,500 (paid quarterly) and meeting fees of $1,250 per meeting attended, including committee meetings. Mr. Fisher received an additional annual cash retainer of $10,000 (paid quarterly) for serving as Chairman of the Audit Committee. Ms. Hesse, Chairman of the Nominating and Corporate Governance Committee, and Mr. Fraser, Chairman of the Compensation Committee, each received an additional annual cash retainer of $4,000 (paid quarterly) for serving as committee chairs.

Director Stock Awards
2008 Stock Awards
Pursuant to a resolution of the Board of Directors dated August 16, 2006, the Board of Directors determined that beginning in 2006 and on a going-forward basis, director stock awards would be delivered in the form of fully vested shares of Terra common stock. By resolution of the Board of Directors dated October 23, 2007, the Board of Directors determined that new equity grants should be made August 1 each year, and that starting August 2008, the number of shares awarded shall be determined by reference to a fixed dollar amount divided by the share price of Terra shares for the previous 20 trading days immediately preceding the date of grant, rounded up to the next whole share. The dollar value used in the numerator is $150,000 for all non-employee directors except for Mr. Slack, the Chairman, in which case the numerator is the sum of $225,000. This level of stock award was selected based on a prior market study of compensation paid to non-employee directors of public companies. In addition, the Board of Directors determined that each newly elected outside director will receive, simultaneously with his or her election to the Board of Directors, an initial grant of Terra shares that is equivalent to the annual equity grant as described above. On August 1, 2008, each director other than Mr. Slack received a grant of 3,100 shares of Terra common stock, and Mr. Slack received a grant of 4,650 shares of Terra common stock.
Director Stock Ownership Guides
Pursuant to resolution of the Board of Directors dated October 23, 2007, the Board of Directors implemented, effective immediately, Terra stock ownership guidelines for all non-employee directors. The guide for all non-employee directors is 20,000 shares for all except the Chairman, which guide is 30,000 shares. All newly elected directors are to be allowed a five-year period from election to satisfy the new guidelines.
Other Director Compensation
We reimburse all directors for reasonable travel and other necessary business expenses incurred in the performance of their services for Terra. Non-employee directors do not receive any additional payments or perquisites. A director who is a Terra employee, such as Mr. Bennett, does not receive any additional compensation for service as a director.

Transactions with Related Persons
During 2008, the Company was engaged in no transactions, nor are any such transactions currently proposed, in which a related party, as that term is defined in Title 17, Chapter II, Subpart §229.404 of the Code of Federal Regulations, had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.
Policies and Procedures
The Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management. “Related persons” include any of our directors, executive officers, certain of our stockholders and immediate family members of any of the foregoing.
At its February 2008 meeting, the Audit Committee and Board of Directors adopted a written policy for evaluating related person transactions. To identify related person transactions under such policy, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Additionally, all material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. Pursuant to our policy, we periodically compile a list of related persons (“Related Person List”) based on information gathered from responses to the Director and Officer Questionnaire along with information concerning stockholders who beneficially own more than five percent (5%) of the voting securities of Terra, and distribute the list to key members of management for review. Management is instructed to review the Related Person List and promptly inform the General Counsel of any current or proposed transactions with any person on the list. The General Counsel is to report to the Audit Committee any potential related person transaction so identified. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interest. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel.
We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Terra in an objective and fair manner. The Nominating and Corporate Governance Committee is charged with responsibility to bring before the Board of Directors all requests for a waiver of the Company’s Code of Ethics and Standards of Business Conduct.

Audit Committee Report
The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors, include providing oversight to Terra’s financial reporting process through periodic meetings with Terra’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Terra management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Terra’s senior management, including its senior financial management, its internal audit function, and its independent auditors.
The Audit Committee appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for Terra for 2009 and recommends that stockholders vote in favor of “Proposal 2: Ratification of Selection of Independent Accountants”.
The Audit Committee has reviewed and discussed with senior management Terra’s audited financial statements included in the 2008 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is management’s responsibility, and (ii) has been prepared in conformity with generally accepted accounting principles.
The Audit Committee has discussed with Deloitte & Touche, Terra’s independent registered accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (“SAS 61”) Communications with Audit Committees. SAS 61 requires Terra’s independent registered accounting firm to provide us with additional information regarding the scope and results of their audit of Terra’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.
The Audit Committee has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning its independence. Deloitte & Touche has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the Federal securities laws and other applicable requirements. Deloitte & Touche has also discussed with us its findings related to its review of Terra’s internal control procedures as required by Section 404 of the Sarbanes-Oxley Act.
Based on the review and discussions described above with respect to Terra’s audited financial statements for the year ended December 31, 2008, the Audit Committee has recommended to the Board of Directors that such financial statements be included in Terra’s Annual Report for 2008 on Form 10-K for filing with the SEC.
The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Terra’s independent registered public accounting firm. A copy of this policy can be found in Terra’s Audit Committee charter on our website at www.terraindustries.com. Select the “Investors” link, followed by “Terra Industries (TRA)” and choose “Governance”. The policy requires that all services provided by Terra’s independent auditors to Terra, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee.

In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra’s independent registered accounting firm with respect to such financial statements.
Members of the Audit Committee
of the Board of Directors
D.E. Fisher, Chairman
M.O. Hesse
P.S. Janson
J.R. Kroner

Proposal 2: Ratification of Selection of Independent Accountants
The Board of Directors recommends that the stockholders ratify the Audit Committee’s selection of Deloitte & Touche as independent accountants for Terra for the fiscal year 2009.
It is expected that members of Deloitte & Touche will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.
Principal Accountant Audit Fees and Service Fees
The table below describes fees for professional audit services rendered by Deloitte & Touche, Terra’s principal accountant, for the audit of Terra’s annual financial statements for the years ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by Deloitte & Touche during those periods. All such audit and other services, as well as related fees for 2008, were approved in advance by the Audit Committee.

Type of Fee	2008	2007

Audit Fees (1)	$1,359,397	$1,411,841
Audit Related Fees (2) (4)	146,980	253,261

Total Audit and Audit Related Fees	1,506,377	1,665,102

Tax Fees (3) (4)	462,443	305,621
All Other Fees (4)	0	0

Total	$1,968,820	$1,970,723

(1)	Audit Fees, including those for statutory audits, include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by Deloitte & Touche for the audit of Terra’s annual financial statements and review of financial statements included in Terra’s Form 10-Qs.

(2)	Audit Related Fees include the aggregate fees paid related to the audit of the Company’s retirement, savings and investment plans, and audit related procedures as a result of the GrowHow UK Limited joint venture.

(3)	Tax Fees include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

(4)	The full amount of each such service and related fees was approved in advance by the Audit Committee.
The Audit Committee has advised Terra’s Board of Directors that it has determined that the non-audit services rendered by Terra’s independent registered accounting firm during Terra’s most recent fiscal year are compatible with maintaining such auditors’ independence.
The Board of Directors unanimously recommends that you vote FOR the ratification of the Audit Committee’s selection of independent accountants.

Submission of Stockholder Proposals for 2010 Annual Meeting
Stockholder proposals intended for submission at the 2010 annual meeting of stockholders must be received by Terra at its principal executive offices on or before [     ], 2009 to be eligible for inclusion in Terra’s proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2010 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Exchange Act. To be timely, such notice must be received by the Corporate Secretary at Terra’s principal executive offices not earlier than [     ], 2010 and not later than [     ], 2010.
Miscellaneous
Terra will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material. Proxies are being solicited through the mail. Certain executive officers and other employees of Terra named in Annex A, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means. Stockholders may also be solicited by means of press releases issued by the Company and posted on its Web site.
In addition, Terra has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in connection with soliciting proxies for a fee estimated not to exceed $[     ], plus reasonable out-of-pocket expenses. Terra has agreed to indemnify MacKenzie against certain liabilities relating to or arising out of the engagement. MacKenzie estimates that approximately [     ] of its employees will assist in this proxy solicitation, which they may conduct personally, by mail, telephone, fax, email or other electronic means.
Terra will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.
We estimate that our expenses related to the solicitation in excess of those normally spent for an annual meeting as a result of the proxy contest (and excluding the salaries and wages of our regular employees and officers) will be approximately $[     ], of which $[     ] has been incurred as of the date of this Proxy Statement. Additional information about persons who are participants in this proxy solicitation is set forth in Annex A.
A copy of Terra’s Annual Report on Form 10-K, including any amendments, for the fiscal year ended December 31, 2008 filed with the SEC (without exhibits) will be made available to stockholders without charge upon written request to the Investor Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.
[     ], 2009

Annex A
Information Regarding Participants
          The directors and the executive officers and employees of the Company who are participants in the solicitation of proxies in connection with the annual meeting (collectively, the “Participants”) are listed below, together with the amount of each class of the Company’s securities beneficially owned by each of these persons as of April 24, 2009, including the number of securities for which beneficial ownership can be acquired within 60 days of such date. No Participant listed below owns any equity securities of the Company of record that such Participant does not own beneficially. Except as otherwise noted below, the business address of each Participant is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

		Common Shares
Name	Title	Beneficially Owned
David E. Fisher(1)	Director	47,970
Dod A. Fraser(2)	Director	31,550
Martha O. Hesse(3)	Director	49,228
Peter S. Janson(4)	Director	20,000
James R. Kroner(5)	Director	20,100
Dennis McGlone(6)	Director	18,100
Henry R. Slack(7)	Chairman of the Board	41,900
Michael L. Bennett	Director, President and Chief Executive Officer	588,931
Debra J. Bliven	Assistant Corporate Secretary	1,744
Edward J. Dillon	Vice President and Controller	4,900
Joe A. Ewing	Vice President, Investor Relations and Human Resources	71,730
Joseph D. Giesler	Senior Vice President, Commercial Operations	115,634
Daniel D. Greenwell	Senior Vice President and Chief Financial Officer	83,460
John W. Huey	Vice President, General Counsel and Corporate Secretary	34,367
Kim L. Mathers	Communications Manager	1,721
Geoffrey J. Obeney	Vice President, Information Technology	2,600
Richard S. Sanders Jr.	Vice President, Manufacturing	105,339
Earl B. Smith	Vice President, Business Development	2,900
Douglas M. Stone	Senior Vice President, Sales and Marketing	30,871
William L. Watson	Legal/Corporate Communications Assistant	100

(1)	Mr. Fisher’s business address is 39 Rue des Genets, L-8131 Bridel, Grand Duchy of Luxembourg.

(2)	Mr. Fraser’s business address is 800 Westchester Avenue, Suite 641 North, Rye Brook, NY 10573.

(3)	Ms. Hesse’s business address is 4171 Autumn Hills Drive, Winnemucca, NV 89445.

(4)	Mr. Janson’s business address is 88-3 Chemin Sugar Hill, Knowlton, Quebec, J0E 1V0, Canada.

(5)	Mr. Kroner’s business address is 4575 S. Dean Martin Drive, Suite 3304, Las Vegas, NV 89103.

(6)	Mr. McGlone’s business address is 202 White Oak Drive, Slippery Rock, PA 16057.

(7)	Mr. Slack’s business address is P.O. Box 28, Peapack, NJ 07977.
Information Regarding Transactions in our Securities
by Participants
          The following table sets forth information regarding purchases and sales of the Company’s securities by Participants during the past two years. Except as set forth below or as otherwise disclosed in this Proxy Statement, no part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

		Number of	Transaction
Name	Transaction Date	Common Shares	Footnote
Michael L. Bennett	April 2, 2007	(8,500)	(1)
	May 1, 2007	(16,000)	(1)
	May 3, 2007	(1,000)	(2)
	May 15, 2007	(2,500)	(2)
	July 2, 2007	(16,000)	(1)
	July 25, 2007	20,400	(3)
	July 30, 2007	(33,960)	(4)
	October 1, 2007	(16,000)	(1)
	October 31, 2007	(3,600)	(2)
	December 6, 2007	(750)	(2)
	January 2, 2008	(16,000)	(1)
	February 22, 2008	56,000	(5)
	February 22, 2008	252,000	(6)
	February 22, 2008	(106,974)	(4)
	February 26, 2008	(3,075)	(2)
	April 1, 2008	(16,000)	(1)
	May 1, 2008	(50,000)	(1)
	July 1, 2008	(50,000)	(1)
	July 16, 2008	12,100	(3)
	July 30, 2008	(22,923)	(4)
	August 22, 2008	(2,050)	(2)
	October 1, 2008	(4,800)	(1)
	February 17, 2009	121,000	(7)
	February 17, 2009	308,000	(8)
	February 17, 2009	(126,389)	(4)
Debra J. Bliven	None
Edward J. Dillon	September 25, 2008	200	(13)
	September 29, 2008	100	(13)
	November 3, 2008	4,600	(3)
	February 17, 2009	12,600	(7)
Joe A. Ewing	July 25, 2007	5,100	(3)
	December 24, 2007	(4,285)	(4)
	February 22, 2008	6,800	(5)
	February 22, 2008	19,000	(6)
	February 22, 2008	(6,432)	(4)

		Number of	Transaction
Name	Transaction Date	Common Shares	Footnote
	March 4, 2008	(1,800)	(2)
	March 5, 2008	(1,200)	(2)
	March 6, 2008	(2,000)	(9)
	July 16, 2008	3,000	(3)
	July 30, 2008	(4,033)	(4)
	August 28, 2008	(1,000)	(2)
	February 17, 2009	15,200	(7)
	February 17, 2009	36,400	(8)
	February 17, 2009	(12,005)	(4)
David E. Fisher	July 30, 2007	(3,000)	(4)
	August 1, 2007	7,000	(10)
	August 1, 2007	(3,000)	(4)
	September 5, 2007	18,000	(11)
	September 5, 2007	(5,400)	(4)
	September 11, 2007	(12,600)	(9)
	July 30, 2008	(3,000)	(4)
	August 1, 2008	3,100	(10)
	August 1, 2008	(930)	(4)
Dod A. Fraser	August 1, 2007	10,000	(10)
	October 30, 2007	(10,000)	(9)
	February 25, 2008	(2,000)	(9)
	February 25, 2008	(3,000)	(2)
	August 1, 2008	3,100	(10)
	August 14, 2008	(1,550)	(9)
	August 21, 2008	(5,000)	(9)
Joseph D. Giesler	May 2, 2007	(5,000)	(9)
	June 5, 2007	(4,500)	(9)
	July 30, 2007	(9,735)	(4)
	August 1, 2007	5,600	(3)
	August 3, 2007	3,600	(11)
	August 3, 2007	(3,600)	(9)
	August 15, 2007	(6,000)	(9)
	October 30, 2007	(7,000)	(9)
	February 22, 2008	7,200	(5)
	February 22, 2008	50,000	(6)
	February 22, 2008	(19,613)	(4)
	February 26, 2008	(5,000)	(9)
	March 3, 2008	(5,300)	(9)
	April 30, 2008	(5,000)	(9)
	July 16, 2008	3,200	(3)
	July 30, 2008	(10,613)	(4)
	August 13, 2008	(10,000)	(9)
	September 17, 2008	(11,022)	(12)
	February 17, 2009	15,000	(7)
	February 17, 2009	48,200	(8)
	February 17, 2009	(16,257)	(4)
Daniel D. Greenwell	July 25, 2007	7,200	(3)
	February 22, 2008	9,800	(5)
	February 22, 2008	15,000	(6)
	February 22, 2008	(4,902)	(4)
	July 16, 2008	4,300	(3)
	July 30, 2008	(3,184)	(4)
	August 29, 2008	(3,800)	(9)
	February 17, 2009	23,000	(7)

		Number of	Transaction
Name	Transaction Date	Common Shares	Footnote
	February 17, 2009	42,800	(8)
	February 17, 2009	(14,040)	(4)
Martha O. Hesse	August 2, 2007	10,000	(10)
	November 7, 2007	(15,000)	(9)
	August 5, 2008	3,100	(10)
John W. Huey	July 25, 2007	6,600	(3)
	February 22, 2008	8,600	(5)
	July 16, 2008	3,700	(3)
	February 17, 2009	17,800	(7)
Peter S. Janson	August 1, 2007	10,000	(10)
	February 22, 2008	(10,000)	(9)
	August 1, 2008	3,100	(10)
	August 21, 2008	(8,100)	(9)
	December 8, 2008	(5,000)	(9)
James R. Kroner	August 1, 2007	10,000	(10)
	August 29, 2007	(2,000)	(2)
	October 31, 2007	(1,500)	(2)
	February 26, 2008	(1,500)	(9)
	August 1, 2008	3,100	(10)
	October 28, 2008	2,000	(13)
Kim L. Mathers	None
Dennis McGlone	August 1, 2007	10,000	(10)
	December 4, 2007	(5,000)	(9)
	August 1, 2008	3,100	(10)
Geoffrey J. Obeney	February 22, 2008	6,000	(5)
	July 16, 2008	2,600	(3)
	February 17, 2009	12,600	(7)
Richard S. Sanders, Jr.	May 30, 2007	(4,000)	(9)
	June 4, 2007	(10,782)	(12)
	June 5, 2007	3,600	(11)
	July 25, 2007	5,300	(3)
	July 30, 2007	(8,113)	(4)
	August 24, 2007	(5,000)	(9)
	September 4, 2007	(5,000)	(9)
	October 30, 2007	(10,000)	(9)
	December 5, 2007	(3,642)	(9)
	February 22, 2008	7,200	(5)
	February 22, 2008	37,000	(6)
	February 22, 2008	(14,126)	(4)
	May 16, 2008	(6,000)	(9)
	July 16, 2008	3,200	(3)
	July 30, 2008	(7,854)	(4)
	August 20, 2008	(1,770)	(9)
	August 21, 2008	(8,230)	(9)
	February 17, 2009	15,200	(7)
	February 17, 2009	40,000	(8)
	February 17, 2009	(13,168)	(4)
Henry R. Slack	August 1, 2007	15,000	(10)
	November 6, 2007	(30,000)	(9)
	November 8, 2007	20,000	(11)
	November 9, 2007	(20,000)	(9)
	August 1, 2008	4,650	(10)
	August 22, 2008	(40,000)	(9)
Earl B. Smith	February 8, 2008	100	(13)

		Number of	Transaction
Name	Transaction Date	Common Shares	Footnote
	February 22, 2008	6,200	(5)
	July 16, 2008	2,800	(3)
	February 17, 2009	13,400	(7)
Douglas M. Stone	July 25, 2007	5,300	(3)
	February 22, 2008	8,000	(5)
	July 16, 2008	3,500	(3)
	February 17, 2009	18,200	(7)
William L. Watson	None

(1)	Sale of shares pursuant to a 10b5-1 plan.

(2)	Gift of shares.

(3)	Restricted share award.

(4)	Payment of tax liability by withholding of securities received upon the vesting or exercise, as applicable, of an award of restricted shares, performance shares, fully-vested shares or stock options.

(5)	Grant of performance shares for the 2008-2010 performance cycle. Number represents the maximum number of performance shares that may be earned, which is 200% of the target level of performance.

(6)	Vesting of performance shares for the 2005-2007 cycle at the 200% level.

(7)	Grant of performance shares for the 2009-2011 performance cycle. Number represents the maximum number of performance shares that may be earned, which is 200% of the target level of performance.

(8)	Vesting of performance shares for the 2006-2008 cycle at the 200% level.

(9)	Open market sale of shares.

(10)	Annual award of shares to directors.

(11)	Exercise of non-qualified stock options.

(12)	Sale of shares in participant’s 401(k) plan.

(13)	Open market purchase of shares.

Miscellaneous Information Concerning Participants
          Except as described in this Annex A or otherwise disclosed in this Proxy Statement,
•	No associate of any Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant beneficially owns, directly or indirectly, any securities of any subsidiary of the Company.

•	Since the beginning of the Company’s last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeded or exceeds $120,000, and (iii) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.

•	No Participant or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

PRELIMINARY PROXY — SUBJECT TO COMPLETION
Proxy Solicited on Behalf of Terra Industries Inc. Board of Directors
2009 Annual Meeting of Terra Industries Inc. Stockholders
[     ], 2009, [     ] Local Time
[     ]
[     ]
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your common shares of Terra
Industries Inc. for the upcoming Annual Meeting of Stockholders.
PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS
(See reverse side for instructions)
WHITE PROXY COMMON
Proxy Solicited on Behalf of Terra Industries Inc. Board of Directors
2009 Annual Meeting of Terra Industries Inc. Stockholders
The undersigned hereby acknowledges receipt of the Notice of the 2009 Annual Meeting of Stockholders and Proxy Statement, each dated [     ], 2009, and revoking all prior proxies, herby appoints HENRY R. SLACK, MICHAEL L. BENNETT and DANIEL D. GREENWELL, and each or either of them as Proxy Holders with power of substitution, to vote at the Annual Meeting of Stockholders (including any adjournments or postponements) of TERRA INDUSTRIES INC. to be held on [     ], 2009, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

TERRA INDUSTRIES INC.
THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL
Internet and telephone voting is available 24 hours a day, 7 days a week through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.cesvote.com
•	Go to the website listed above.
•	Have your WHITE PROXY CARD ready.

•	Follow the simple instructions that appear on your computer screen.
TELEPHONE
1-888-693-8683
•	Use any touch-tone telephone.
•	Have your WHITE PROXY CARD ready.
•	Follow the simple recorded instructions.
MAIL
•	Mark, sign and date your WHITE PROXY CARD.
•	Detach your WHITE PROXY CARD.
•	Return your WHITE PROXY CARD in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-
Paid Envelope
(continued from other side)
▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼
COMMON
The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

PROPOSAL 1 — To elect 1 Martha O. Hesse, 2 Henry R. Slack, 3 Dennis McGlone to the Board of Directors.

FOR ALL	WITHHOLD FROM ALL	FOR ALL, WITH EXCEPTIONS

☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual
Nominee(s) mark the “FOR ALL, WITH EXCEPTIONS” box and
Write the number of the excepted nominee(s) in the space below.

PROPOSAL 2 — Ratification of Audit Committee’s selection of Deloitte & Touche LLP as independent accountants for 2009.	FOR	AGAINST	ABSTAIN
	☐	☐	☐
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sing in full partnership name by an authorized person.

Dated:	, 2009

Signature:

Title or Authority:

Signature (if held jointly):

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.